Conformed Copy



                            DATED 12th February, 1998





                      THE GENERAL ELECTRIC COMPANY, P.L.C.

                                       and

                              MITEL TELECOM LIMITED

                                       and

                                MITEL CORPORATION









        ----------------------------------------------------------------

                        SHARE SALE AND PURCHASE AGREEMENT
                                  in respect of
                        the Plessey Semiconductors Group

        ----------------------------------------------------------------









                                Slaughter and May
                              35 Basinghall Street
                                 London EC2V 5DB
                                    (NPB/RRO)


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                                    Contents

                                                                            Page
                                                                            ----

1. INTERPRETATION                                                              1

2. SALE AND PURCHASE OF THE SHARES                                             1

3. CONSIDERATION                                                               2

4. COMPLETION                                                                 10

5. GEC'S WARRANTIES AND UNDERTAKINGS                                          11

6. RESTRICTIONS ON GEC GROUP                                                  14

7. FURTHER WARRANTIES AND UNDERTAKINGS                                        16

8. PURCHASER'S REMEDIES AND GEC'S LIMITATIONS ON LIABILITY                    22

9. PENSION AND OTHER ARRANGEMENTS                                             22

10. CROSS LICENCES AND ASSIGNMENTS                                            22

11. REMEDIES AND WAIVERS                                                      23

12. ASSIGNMENT                                                                23

13. FURTHER ASSURANCE                                                         25

14. ENTIRE AGREEMENT                                                          25

15. NOTICES                                                                   26

16. ANNOUNCEMENTS                                                             27

17. RESTRICTIVE TRADE PRACTICES ACT 1976                                      27

18. COSTS AND EXPENSES                                                        27

19. COUNTERPARTS                                                              28

20. TIME OF ESSENCE                                                           28


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21. EFFECT OF COMPLETION                                                      28

22. INVALIDITY                                                                28

23. GOVERNING LAW                                                             28

24. JURISDICTION                                                              28

25. AGENT FOR SERVICE                                                         29

SCHEDULE 1: DEFINITIONS                                                       30

SCHEDULE 2: COMPLETION ARRANGEMENTS                                           41

SCHEDULE 3: THE WARRANTIES                                                    45

SCHEDULE 4: LIMITATIONS ON GEC'S LIABILITY UNDER THE WARRANTIES               72

SCHEDULE 5: PENSION ARRANGEMENTS  PART 1 - GEC SCHEME                         81

PART 2 - U.S. BENEFITS ARRANGEMENTS                                           97

SCHEDULE 6: TAX COVENANT                                                     100

SCHEDULE 7: PART A - BASIC INFORMATION ABOUT THE COMPANIES                   101

PART B - BASIC INFORMATION ABOUT SUBSIDIARIES OF THE COMPANIES               105

SCHEDULE 8 PROPERTY SCHEDULE                                                 114



SCHEDULE 9 PART A GEC PLESSEY CONDUCTORS GROUP PRO FORMA
AGGREGATED BALANCE SHEET AS AT 31 DECEMBER 1997                              124

PART B GPS SWINDON OPERATION                                                 125

THIS AGREEMENT (this "Agreement") is made on 12th February, 1998

BETWEEN:-

1. THE GENERAL ELECTRIC COMPANY, p.l.c. (registered in England No. 67307) having its registered office at 1 Stanhope Gate, London W1A 1EH ("GEC")

     AND

2. MITEL TELECOM LIMITED, (registered in England and Wales No. 1309629), having its registered office at Portskewett, Gwent NP6 4YR (the "Purchaser")

     AND

3. MITEL CORPORATION, a Canadian corporation, having its principal place of business at 350 Legget Drive, Kanata, Ontario, Canada K2K IX3 (the "Guarantor")

WHEREAS:-

(A) GEC has agreed to sell and transfer, or procure the sale and transfer of, the Shares, and the Purchaser has agreed to purchase them, on the terms of this Agreement; and

(B) The Guarantor has agreed to guarantee the Purchaser's obligations on the terms of this Agreement.

IT IS AGREED AS FOLLOWS:-

1.   Interpretation

1.1 The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

1.2  Certain words and expressions used in this Agreement are defined in
     Schedule 1.

2.   Sale and Purchase of the Shares

     GEC shall sell or procure the sale of the Shares with full title guarantee and the Purchaser shall purchase or procure the purchase of the Shares. The Shares shall be free from all claims, liens, charges, encumbrances and equities whatsoever and shall be sold with all rights attached or accruing to them at Completion including, without limitation, the right to receive all dividends, distributions or any return of capital hereafter declared, paid or made on or after Completion.


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                                       2

3.   Consideration

3.1 The total consideration for the sale of the Shares shall be the payment by the Purchaser to GEC of the Purchase Price.

3.2  The Purchase Price shall be apportioned as follows:-

     (A)  US$185,299,835 for the Shares in Plessey;

     (B)  US$7,500,000 for the Shares in Plessey Inc;

     (C)  US$165 for the Shares in AEI; and

     (D)  US$32,200,000 for the Shares in Marconi.

3.3 (A) The Guarantor unconditionally and irrevocably guarantees to GEC the due and punctual discharge and performance by the Purchaser of its obligations pursuant to the Sale Documents including particularly (but without limitation) the payment by the Purchaser of the Purchase Price at Completion and agrees that if at any time or from time to time any amount payable by the Purchaser or other obligation of the Purchaser is not paid or performed in full on the due date therefor, the Guarantor will promptly after being given not less than three Business Days' notice of the failure of the Purchaser to make such payment or perform such other obligation (and if such failure is not remedied by the Purchaser in the interim) unconditionally pay or perform or procure the payment or performance of the relevant amount or obligation to GEC;

     (B) The Guarantor shall be liable under paragraph (A) above as if it were a primary obligor of the Purchaser's obligations contained in the Sale Documents (the "Guaranteed Obligations");

     (C)  The obligations of the Guarantor under paragraphs (A) and (B) above:-

          (i) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding-up or analogous proceedings relating to, the Purchaser or any change in the terms or nature of the Guaranteed Obligations; and

          (ii) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate the Purchaser from all or any part of the Guaranteed Obligations;


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                                       3

     (D) As a separate and independent stipulation the Guarantor agrees that if any of the Guaranteed Obligations are not enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity or any fact or circumstances or otherwise (together "Factors"), they shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand provided that the foregoing provisions of this paragraph (D) shall not be construed so as to impose on the Guarantor any liabilities or obligations in excess of those the Purchaser would have been under had such Factors not pertained;

     (E) This guarantee shall constitute primary obligations of the Guarantor and GEC shall not be obliged to make any demand on or enforce any rights against the Purchaser or any other person before being entitled to enforce its rights against the Guarantor under this clause 3.3.

3.4 (A) The Purchaser and GEC agree that Completion Balance Sheets and an Aggregated Completion Balance Sheet shall be produced to identify the results of trading between 31st December, 1997 and the Completion Date, to determine the Closing Net Worth and the amount of the Adjustment (if any) and agree in the following terms to produce such balance sheets. To this end the Purchaser shall procure that as soon as possible, and in any event within 60 days of the Completion Date, drafts of the Completion Balance Sheets are prepared by the management of the Group in accordance with clause 3.5 and delivered to GEC. GEC, the Purchaser and the Group management shall discuss any issues arising in the preparation of the draft Completion Balance Sheets during their preparation.

     (B) The Purchaser shall procure that the Group management shall prepare a draft Aggregated Completion Balance Sheet showing the draft Closing Net Worth of the Group as at the Completion Date. GEC, the Purchaser and the Group management shall discuss any issues arising in the preparation of the draft Aggregated Completion Balance Sheet during its preparation. The draft Aggregated Completion Balance Sheet shall be compiled from the draft Completion Balance Sheets in the same manner as the Proforma Aggregated Balance Sheet as at 31st December, 1997 which is set out in Part A of Schedule 9 but subject to the following:

          (i) the Completion Balance Sheets of the non-UK Group Companies shall be translated from the local currencies into pounds sterling at the relevant Exchange Rate; and

          (ii) no adjustment will be required in respect of the Restructuring Plan as it will have been completed and the actual impact shall be recorded in the books of the relevant companies before Completion.

     (C) The Purchaser shall deliver to GEC as soon as possible and in any event within 60 days after the Completion Date the draft Aggregated Completion Balance Sheet showing the draft Closing Net Worth.

     (D) GEC and GEC's Accountants shall be entitled to review the documents delivered to GEC under clauses 3.4(A) and (C) and to conduct an investigation of the draft Completion Balance Sheets and the draft Aggregated Completion Balance Sheet showing the draft Closing Net Worth during the 60 day period following receipt of the draft Completion Balance Sheets and the draft Aggregated Completion Balance Sheet (provided that in the event that those documents are not delivered on the same day such period shall start from the date on which the last of such documents is delivered to GEC). At or before the end of such 60 day period GEC shall either:

          (i) confirm that no adjustments are proposed by GEC to the draft Completion Balance Sheets and the draft Aggregated Completion Balance Sheet showing the draft Closing Net Worth in which case (or if no such adjustments are proposed by GEC within the period referred to above) the draft Completion Balance Sheets and the draft Aggregated Completion Balance Sheet shall become final and the draft Closing Net Worth shown by the draft Aggregated Completion Balance Sheet shall then constitute the Closing Net Worth; or

          (ii) notify the Purchaser of the adjustments that GEC may seek including (without limitation) those in respect of the Overriding Objective (together the "Proposed Adjustments") that GEC believes necessary to the draft Completion Balance Sheets and the draft Aggregated Completion Balance Sheets.

     (E) The Purchaser's Accountants shall review the Proposed Adjustments (if any). In performing this review the Purchaser's Accountants shall have reasonable access to the working papers of GEC and GEC's Accountants prepared for the purpose of the investigation referred to in clause 3.4(D) above and also to the working papers of GEC's Accountants prepared for the purposes of the audit of the Accounts. Following such review and in any event not less than 15 days after receipt of the Proposed Adjustments, the Purchaser will notify GEC which, if any, of the Proposed Adjustments it accepts and both parties undertake to attempt to reach agreement on the remainder of the Proposed Adjustments. The Purchaser and GEC agree that the Proposed Adjustments shall be considered in the context of the terms of clauses 3.4 and 3.5 including the Overriding Objective.

          If agreement is reached, the Purchaser shall procure that the Group management shall make the agreed adjustments to the draft Completion Balance Sheets and the draft Aggregated Completion Balance Sheet and these shall become final and the draft Closing Net Worth shown by the draft Aggregated Completion Balance Sheet shall then constitute the Closing Net

          Worth providing GEC and the Purchaser agree that the agreed adjustments have been reflected properly therein.

          If, or to the extent that, any of the Proposed Adjustments are not accepted by the Purchaser and are not withdrawn by GEC within 30 days following notification by GEC pursuant to clause 3.4(D)(ii) above such adjustments only (the "Unresolved Adjustments") shall be referred for final binding determination to such firm of accountants as GEC and the Purchaser may agree or in the absence of agreement within 14 days, as may be selected at the request of either party by the President of the Institute of Chartered Accountants in England and Wales, with the instructions that the firm so selected (either by the parties or otherwise) shall act as expert (the "Expert") and not as arbitrator and shall be instructed to make a decision on the dispute within 20 days of being instructed or such longer reasonable period as the Expert may determine. The Unresolved Adjustments will be determined by the Expert so selected insofar as they relate to the draft Completion Balance Sheets and the draft Aggregated Completion Balance Sheet showing the draft Closing Net Worth and such adjustments as are required to be made as a result of the Expert's determination of the Unresolved Adjustments shall be made by the parties in the calculation of the Closing Net Worth. Each party shall provide or procure the provision to the Expert of such information as the Expert may reasonably require. The fees of the Expert shall be shared equally between GEC and the Purchaser. Absent fraud or manifest error, the decision of the Expert so selected will be binding on the parties.

     (F) If the Closing Net Worth is equal to the Agreed Amount then the Adjustment will equal zero. If the Closing Net Worth is greater than the Agreed Amount, the Adjustment will also be zero. If the Closing Net Worth is less than the Agreed Amount, the Adjustment will be an amount equal to the amount by which the Closing Net Worth is less than the Agreed Amount.

     (G) Subject to paragraph (I), within seven Business Days of the agreement or determination of the Closing Net Worth in accordance with clauses 3.4(A)-(F), if the Adjustment is an amount greater than (pound)5 million, GEC shall pay to the Purchaser an amount equal to the difference between the Adjustment and (pound)5 million.

     (H) Subject to paragraph (I), in addition to any payment under clause 3.4(G) GEC shall pay, together with the sum to be paid thereunder, a further amount equivalent to interest thereon at a rate equal to the sterling base rate from time to time of the National Westminster Bank Plc, as if accrued from day to day from the Completion Date up to (but not including) the date of the actual payment. All payments shall be made by way of adjustment to the Purchase Price and apportioned to the Companies to which they relate or in the event that an overall amount is agreed the Adjustment shall be attributed solely to the Shares in Plessey.


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                                       6


     (I) Any payment under this clause 3.4 shall be limited to the amount of the Purchase Price.

3.5 (A) The draft Completion Balance Sheets shall be prepared in accordance with the same accounting policies, principles, bases and methods and the same level of prudence as actually adopted in the preparation by the Group of the March 1997 management accounts (a copy of which is included at item 4 of section 1.4 of the Schedule to the Disclosure Letter) provided however that for the purpose of the preparation of the draft Completion Balance Sheets the following principles shall be applied:

          (i) No account shall be taken of events occurring after the date of delivery of the draft Completion Balance Sheets and the draft Aggregated Completion Balance Sheet (under clauses 3.4(A) and
               (C));

          (ii) Insurance prepayments in respect of the Group (or any Group Company) at the Completion Date in respect of insurance cover that is cancelled by GEC with effect from Completion or thereafter will be written off in the Completion Balance Sheets;

         (iii) No account shall be taken of (a) any change of control of the Group (or any Group Company) contemplated by this Agreement (including its effect on contracts of the Group) save in respect of paragraphs (ii) above and (v) below and the Restructuring Plan or (b) any proposals or arrangements (actual or proposed) in connection with the financing of the Purchaser's acquisition of the Shares (including granting any security in respect of the Shares or the assets of any Group Company) or (c) any acts or proposals of the Purchaser in relation to any Group Company's dealings with its customers or suppliers, the Group's sales or for which a provision would otherwise be made;

          (iv) No account shall be taken of the costs of GEC or the Purchaser in relation to this Agreement;

          (v) (a) The following accounting entry reflected in the Accounts of Plessey but not in the March 1997 management accounts shall be reflected in the draft Completion Balance Sheet of
                    Plessey:

                                                                     (pound)000s

               Increase tax charge to profit and loss account for year
               ended 31st March, 1997                                      1,473
               Increase corporation tax recoverable (balance sheet)          146
               Increase in deferred tax liability provision
               (balance sheet)                                             1,619

               (b) Provisions for Taxation in respect of those issues dealt with in the Tax Covenant shall remain at the amounts included in the December 1997 management accounts except for adjustments in respect of cash movements since 31st December, 1997 and no other provisions shall be made in respect of such issues.

               (c) No Taxation shall be provided or credited in the draft Completion Balance Sheets on the results other than the above and the charge or credit for tax at 35 per cent. on the difference between the net worth as shown in the Proforma Aggregated Balance Sheet as at 31st December, 1997 (namely the Agreed Amount) and the Closing Net Worth before taking account of such tax;

          (vi) Depreciation will be provided on fixed assets as in the March 1997 management accounts but on a time pro-rata basis from 1st April, 1997 to the Completion Date. For the avoidance of doubt in respect of Fab 8 plant and equipment (which amounted at cost to (pound)68,733,8l6 as at 1st July, 1997) the date from which depreciation shall be charged was 1st July, 1997 and in respect of Fab 6 plant and equipment (which amounted at cost to (pound)14,602,588 at 2nd January, 1998) this date was 2nd January, 1998.

               No other provisions shall be made against fixed assets and no amounts shall be written off or provided against fixed assets except for the fair value provision against the Scotts Valley lease obligations described in Part III of Schedule 8 which amounted to US$2,990,725 as at the Accounts Date and from which will be applied US$701,600 in the current financial year pro-rated on a time basis from the Accounts Date until the Completion Date;

         (vii) Purchased material shall be valued at the relevant standard cost adopted with effect from 1st April, 1997 for direct materials and at the latest moving average cost price for all local plant stock (for example- equipment spares, gases, chemicals, quartzwar and consumables). Labour is charged to work in progress based on direct labour hours at rates adopted from 1st April, 1997. Overheads are charged to work in progress on machine hour rates adopted from 1st April, 1997. Other standards which shall be used in the evaluation of inventory, for example for production yield shall be those adopted as at 1st April, 1997. A copy of the relevant standard costs and rates is included in Part B of
               Schedule 9. For the avoidance of doubt the method adopted for the allocation of variances to stock shall be the same as that adopted at the Accounts Date;

        (viii) Each stock line of raw material stock including consumables as at the Completion Date which:

               (a) has not moved in the 24 month period immediately preceding the Completion Date; or

               (b)  is in excess of the amount required to fulfil orders,

               shall be compared to the forecast usage of such stock which is included in the business unit forecast set out at item 19 of
               Section 1.11 of the Schedule to the Disclosure Letter and to the extent that the stock balance as at the Completion Date exceeds such forecast usage, the excess shall be provided in full.

               Each stock line of work in progress and finished goods as at the Completion Date:

               (a) the date of production of which was more than 24 months before the Completion Date; or

               (b)  which is in excess of the amount required to fulfil orders,

               shall be compared to the forecast usage of such stock which is included in the Business Unit Forecast and to the extent that the stock balance as at the Completion Date exceeds such forecast usage, the excess shall be provided in full.

               The provisions for obsolescence on machine spares as at 31st December, 1997 shall as at Completion be reduced by the amount of any such provision that has been applied as a result of scrapping or disposal of such stock, or released because of the use of such stock and shall be increased by those items which have become obsolete between 31st December, 1997 and the Completion Date.

               In addition provision will be made on each machine spares stock line for any stock line to the extent of any balance in excess of the usage of such stock line in the 12 months immediately preceding the Completion Date.

               No other provisions shall be made against Group Stock.

          (ix) General warranty reserves shall be made on the basis of 1.5 per cent. of the value of sales during the 3 months immediately preceding the Completion Date and with the exception of the specific provisions made in addition in the December 1997 management accounts less any payments made subsequently, no other warranty reserves shall be made;

          (x)  Provisions in respect of any matter that is the subject of clause
               5.4 shall remain at the amounts included in the December 1997 management accounts less any payments made subsequently and no other provisions or write-offs shall be made in respect of these matters;

          (xi) Provision shall be made as follows for accounts receivable, other than those due from customers in Italy, which as at the Completion Date were:

                                                                Percentage of
               Overdue by                                       amount provided
               more than 4 but less than 6 months                33%
               more than 6 but less than 12 months               60%
               more than 12 months                              100%

               and which at the Completion Date were not covered by credit insurance or which have not paid by the date on which Completion Balance Sheets are delivered to GEC. No other provisions or write-offs shall be made against debtors;

         (xii) There shall be no provision made against the TSMC option or any write-off thereof included in the December 1997 management accounts of Plessey at US$6.963 million or any write-off thereof. For the avoidance of doubt the utilisation of the option prepayment by the option cost of wafers (in excess of the base load) delivered by TSMC between 31st December, 1997 and the Completion Date shall be unaffected by this clause 3.4(A)(xii);

        (xiii) Consultancy costs of SAP implementation of (pound)758,208 shall be amortised on a time pro-rata straight line basis over the eight months from 1st August, 1997;

         (xiv) No additional provisions for redundancy, rationalisation or restructuring costs will be made other than those made in the December 1997 management accounts;

          (xv) The Completion Balance Sheets of the overseas subsidiaries of Plessey shall be translated using the relevant Exchange Rates;

         (xvi) No provision shall be made for audit fees;

        (xvii) There will be no charge to profit and loss in excess of 6 per cent. of pay for GEC Scheme members for pension costs in respect of the GEC Scheme;

       (xviii) There will be no provision or accrual for retention bonuses which GEC has agreed to pay in clause 9(B);

         (xix) No provision shall be made for (pound)580,000 in respect of the offer made on behalf of GEC in a fax dated 20th January, 1998 from Slaughter and May to Nick Fieldhouse to procure the extension of the IBM cross licence to the "Election I" form; and

          (xx) No provision or write-off shall be made against the note receivable from Green Hills, which amounts to $7,670,507 at 31st December, 1997.

     (B) For the purposes of determining the Group Stock as at the Completion Date, the Group shall carry out physical stock takes in accordance with the procedures set out in item 18 of section 1.11 of the Schedule to the Disclosure Letter supervised by GEC and the Purchaser for the purposes of determining the composition of the Group Stock in conjunction with GEC's Accountants and the Purchaser's Accountants. The composition of the stock so determined shall be used in evaluating the stocks for the purpose of the Completion Balance Sheets. Until an inventory of the Group Stock is agreed between GEC and the Purchaser, the Purchaser shall procure that the records of all items of the Group Stock used, completed and/or delivered after the Completion Date are maintained on the same basis as those records are currently maintained until the Closing Net Worth is agreed or determined in accordance with the provisions of clause 3.4 and shall use its reasonable endeavours to procure that there is no diminution on such Group Stock other than the disposal of trading stock in the ordinary course of trading of the relevant company.

3.6 The Purchaser shall give and shall procure that each Group Company shall give to GEC, GEC's representatives and GEC's Accountants access to the Group's management and all other relevant personnel and to relevant books, records, calculations and working papers of each Group Company, of the Purchaser and of the Purchaser's Accountants as GEC may reasonably require for all purposes of clauses 3.4 and 3.5. The Purchaser will co-operate and procure the co-operation of the Group's management and relevant employees and that of the Purchaser's Accountants in connection therewith.

4.   Completion

4.1 Completion shall take place immediately following execution of this Agreement on the Completion Date at the offices of GEC's Solicitors.

4.2 At Completion, GEC shall do or procure the carrying out of those things listed in Part 1 of Schedule 2 and the Purchaser shall do or procure the carrying out of those things listed in Part 2 of Schedule 2 and GEC and the Purchaser shall respectively do or procure the carrying out of those things listed in Part 3 of Schedule 2 as set out therein.

4.3 Neither GEC nor the Purchaser shall be obliged to perform its obligations in respect of Completion unless the other party complies in all material respects with the requirements of sub-clause 4.2 and Part 1 or 2 of
     Schedule 2. Each party agrees that the entry into of the contract of employment described in clause 7.16 and paragraph 2.3 of Part 2 of Schedule 2 shall not be a condition of Completion and accordingly the failure of such contract to be made for any reason shall not prevent Completion occurring.


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                                       11


4.4 Neither GEC nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously. This sub-clause shall not limit any other clause of this Agreement.

5.   GEC's Warranties and Undertakings

5.1 (A) Subject as otherwise set out in this Agreement, GEC warrants to the Purchaser in the terms of the Warranties at the date of this Agreement and accepts that the Purchaser is entering into this Agreement in reliance upon each of the Warranties.

     (B) GEC further warrants that GEC has full power and authority to enter into and perform this Agreement, the Environmental Deed and the Tax Covenant which constitute or when executed will constitute binding obligations in accordance with their respective terms.

5.2 Subject to paragraph 2.2 of Schedule 4, each of the Warranties shall be construed as a separate and independent warranty and save as expressly provided shall not be limited by reference to any other Warranty or anything in this Agreement.

5.3 (A) GEC waives and will procure that other members of the GEC Group waive, any rights, remedies, or claims GEC or any other member of the GEC Group may have against any director of a Group Company or any Employee with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) to GEC in connection with the proposed entering into of this Agreement and the sale of such Group Company, other than in the case of fraud, wilful misstatement or wilful omission;

     (B) GEC agrees that any such rights, remedy or claim shall not constitute a defence to any claim by the Purchaser under or in relation to this Agreement (including the Warranties), the Environmental Deed or the Tax Covenant.

     (C) GEC waives, and will procure that other members of the GEC Group waive any pre-emption rights it may have relating to the Shares whether conferred by any Group Company's Articles of Association or otherwise.

5.4 GEC covenants to pay the Purchaser an amount equal to the aggregate of all liabilities, losses, costs and expenses (including legal fees and experts' fees reasonably incurred) which any Group Company may hereafter suffer or incur in relation to the following matters:-

     (A) The claims issued in the High Court of Justice Queens Bench Division under action number: 1993 L 3009 by former employees of the Plessey Company Limited or the other companies named as defendant in the said action in respect of the withdrawal of free life long private health care benefits for

          (inter alia) them and their spouses and other dependants for the rest of their lives;

     (B) any losses which Plessey or Marconi incur under their contractual obligations to GEC Marconi Communications Limited in relation to the supply by Plessey or Marconi to GEC Marconi Communications Limited or Marconi Defence Systems Limited of varactor diodes incorporating defective Kovar disks sourced by Demitron which have been installed in TR8000 tactical radios used by the Swedish army, save, without limitation to the proviso below, to the extent that such amounts are recovered from Plessey's insurers or from Demitron and provided that Plessey performs at cost the low pressure chemical vapour deposition processing work to enable EEV Limited to fulfil its obligation to provide replacement varactor diodes;

     (C) the amounts required to be repaid by any member of the Group relating to all grants, aids and subsidies made to any Group Company in accordance with the terms and conditions upon which any such grant, aid or subsidy was made as a consequence only of the sale and purchase of the Shares pursuant to this Agreement or any breach of such terms and conditions occurring prior to the Completion Date;

     (D) any amounts payable by Plessey Inc. and/or Plessey in relation to a cross-complaint for damages, injunctive and declaratory relief filed by Mr. A. Ganesan with the Superior Court of California, County of Santa Clara, as case number CV7635517;

     (E) any losses which Plessey incurs under its contractual obligations to Pace Micro Technology Limited in relation to losses incurred by Pace Micro Technology Limited as a result of Plessey's delay in supplying it with PCA 916 parts in March and April, 1996 pursuant to purchase orders PAA21396A and PAA22819A;

     (F) any losses which Plessey incurs under its contractual obligations to Royce Thompson Limited relating to losses incurred by Royce Thompson Limited as a result of difficulties with the AS102D electronic controllers supplied by Plessey for installation in street lights, as set out in a letter dated 17th February, 1997 and addressed to Ms. Barbara Clarkson of GEC Plessey Semiconductors from Mr. Paul Farby of Royce Thompson Limited;

     (G) the cost of the replacements for the defective microwave car alarms supplied by Plessey to Lucas Limited for installation in Rover and BMW automobiles for the period of 12 months prior to the Completion Date and up to(pound)84 for each automobile manufactured by Rover in which such alarms have been installed for the period of 12 months prior to Completion as a contribution toward the cost of the installation of the replacement alarms by Lucas Limited in automobiles with defective alarms and either (a) up to(pound)6.50 for each automobile manufactured by BMW in which such alarms have been installed up to Completion or, in the event that Plessey offers and Lucas accepts an extension to the warranty period therefor from 12 months to 24 months, (b) the cost of replacement alarms for BMW for such additional 12 month period instead of the amount of up to(pound)6.50 referred to above, provided in the case of each matter referred to in this paragraph (G) that such replacement is effected pursuant to a contractual obligation on the part of Plessey;

     (H) any losses which Plessey Inc. or Plessey incur under their respective contractual obligations to ITT Industries or Lockheed Martin in respect of the supply prior to Completion by Plessey Inc. and/or Plessey to either company of defective 64K x 1 static random access memory chips as referred to in paragraph 14.1(E) of the Disclosure Letter including (without limitation) any liability as finally determined by a court of competent jurisdiction arising under proceedings issued in the United States District Court District of New Jersey under case number 98-270/MTB between ITT Aerospace/Communications, a division of ITT Industries Inc. (Plaintiffs) and GEC Plessey Semiconductors Inc. and Plessey Semiconductors Limited (Defendants);

     (I) any loans owing at Completion by any of the Group Companies to any other GEC Group Company;

     (J) any liability of any Group Company to pay any finders fee, brokerage, bonus or other commission to any third party in connection with the sale and purchase of the Shares under this Agreement, but excluding any Employee;

     (K) any liabilities arising for rent, management charges and dilapidations in respect of leases or underleases of premises assigned by any Group Company prior to Completion or in respect of which assigned premises any Group Company may have a liability as guarantor or surety excluding in any such cases any premises of which a member of the Group is now a tenant but including the premises at Carholme Road, Lincoln, in relation to any liabilities therefor arising from the state and condition of such premises at Completion;

     (L) any dividend or other distribution whether made in cash or in kind paid or made by any Group Company in favour of any GEC Group Company at any time between 31st March 1997 and the Completion Date, other than any such dividend or distribution, details of which are disclosed in writing to the Purchaser in the Disclosure Letter;

     (M) any contributions which Plessey Inc. is required by law to make to the GEC-USA Savings and Investment Plan as a result of any unlawful exclusion therefrom of its seasonal and part-time employees between 1st July, 1990 and 31st December, 1993;

     (N) any losses which Plessey incurs under its contractual obligations to customers in respect of defects in products falling within the following categories which were manufactured under the LK process (as referred to in the Oldham Agreements) and shipped to customers from 31st August, 1997 to 1st November, 1997:

          (i)  the KESRX 02;

          (ii) two devices relating to the optical data storage product group;
               and

         (iii) the NWK 914 network transceiver supplied to customers in the Asia Pacific;

     provided that the limitations set out in paragraphs 3.1(A)(i), (B), 3.2 (save that the period shall be six years from the Completion Date, and in the proviso shall remain six months), 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9(B),
     3.10 and 3.12 of Schedule 4 shall apply, mutatis mutandis, to this clause
     5.4 except that any amount paid to the Purchaser pursuant to this clause
     5.4 shall not be taken into account when calculating the aggregate amount of claims for the purposes of sub-paragraph 3.1(A)(ii) of Schedule 4, but shall form part of the aggregate liabilities of GEC for the purposes of paragraph 3.1(B) of Schedule 4 and provided further that GEC agrees that if GEC shall take sole conduct of an action pursuant to paragraph 3.3(C) of
     Schedule 4 as it applies to this clause in respect of a matter for which there is a provision in the Completion Balance Sheets, then GEC shall not make any admission of liability, agreement, settlement or compromise with any third party in relation to any such matter without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) save that if GEC agrees with the relevant third party to settle or compromise such a matter, and the Purchaser refuses to agree to such settlement or compromise then, if the amount for which GEC subsequently becomes liable exceeds the figure at which it would have so settled or compromised the relevant matter, GEC shall not be liable for the excess amount or any costs or liability incurred since the proposed date of settlement or compromise.

6.   Restrictions on GEC Group

6.1 No member of the GEC Group will use any confidential information which is the property of a Group Company which it has obtained by reason of the GEC Group's ownership of such Group Company in order to compete with such Group Company and GEC shall not and shall procure that no member of the GEC Group nor any officer or employee of GEC or any member of the GEC Group shall make use of or divulge to any third party (other than GEC's professional advisers in which case GEC will use all reasonable endeavours to procure that such advisers keep such information confidential on terms equivalent to this clause) any such confidential information relating to the Group Companies save only:

     (A) insofar as the same has become public knowledge otherwise than, directly or indirectly, through GEC's breach of this clause 6.1 or the failure of the officers, employees or professional advisers referred to above to keep the same confidential; or

     (B) to the extent required by law or by any supervisory body or regulatory body; or

     (C) to the extent GEC reasonably considers necessary as a result of any claim by the Purchaser for breach of Warranty or other provision of this Agreement or in relation to a claim pursuant to clause 5.4; or

     (D) to the extent GEC or any member of the GEC Group has a right to make use of or divulge any such confidential information relating to the Group Companies on any other account including, without limitation, in its capacity as a customer of the Group Companies.

6.2 Save as otherwise agreed by the Purchaser and subject to clause 6.3, GEC undertakes with the Purchaser (as trustee for itself and the Group Companies) that it will not and that it will procure that no member of the GEC Group will:-

     (A) for a period of two years after the date of this Agreement, either on its own account or in conjunction with or on behalf of any person, firm or company, carry on anywhere in the world in competition with the Group, the business of the manufacture of silicon semiconductor devices utilising CMOS and/or bipolar technologies as components for ultimate inclusion in third party end equipment, as such business is conducted by the Group at the date of this Agreement (the "Restricted Business");

     (B) for a period of three years after the date of this Agreement, either on its own account or in conjunction with or on behalf of any person, firm or company, solicit or endeavour to entice away from the Group Companies any person who at the date of this Agreement is a director, officer, manager or is a member of the technical, information systems, engineering or research and development staff or is an employee not within those categories whose basic salary at the date of this Agreement is in excess of(pound)50,000 per annum, in each case of any of the Group Companies whether or not such person would commit a breach of contract by reason of leaving service or office except a person who responds to a public advertisement or who is first approached when no longer an employee of a Group Company or any other member of the Purchaser's Group.

6.3  Nothing in clause 6.2 shall restrict any member of the GEC Group from:-

     (A) carrying on or developing the business currently carried on by the GEC Group, including, without limitation, at the manufacturing facility at Lansdowne Road, Oldham, except that the manufacture of the Retained Products (as defined in the Oldham Agreements) shall require the approval of the Purchaser to the extent not already approved in the Oldham Agreements;

     (B) acquiring the whole or any part of a body corporate which carries on the Restricted Business or the whole or any part of a business which includes the carrying on of the Restricted Business, except that where more than one-third of the turnover of the body corporate or of the business acquired as set out in the latest available audited accounts of that body corporate or business consists of the Restricted Business, GEC shall use its reasonable endeavours to procure the disposal of such Restricted Business;

     (C) holding less than 20 per cent. of any class of shares or debentures listed on the London Stock Exchange or any other recognised stock exchange; or

     (D) acquiring or holding any interest in any joint venture (whether incorporated or unincorporated) except where such joint venture is a subsidiary of GEC.

6.4 GEC undertakes to take all reasonable steps to ensure compliance with the terms of clause 6.2 above by employees of the GEC Group.

6.5 Subject to clause 6.6, GEC undertakes that it shall not and shall procure that no member of the GEC Group shall use the trade mark or name "Plessey" or any confusingly similar mark or name in relation to the Restricted Business.

6.6 GEC shall use its reasonable endeavours to procure compliance with the undertaking in clause 6.5 within 90 days of the date of this Agreement, except for the Business (as defined in the Oldham Agreements) where the period shall be 6 months.

6.7 Each of the undertakings in clause 6.2 is a separate and independent undertaking and if one or more undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

6.8 GEC agrees that the restrictions and undertakings contained in clauses 6.2 and 6.4 are reasonable and necessary for the protection of the Purchaser's legitimate interests in the goodwill of the Group Companies but if any such restriction or undertaking shall be found to be void or voidable, but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted such restriction or undertaking shall apply with such modifications as may be necessary to make it valid and enforceable.

6.9 Without prejudice to clause 6.8 if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision, which, as far as possible, has the same legal and commercial effect as that which it replaces.

7.   Further Warranties and Undertakings

7.1 Each party warrants to the other as follows (save that the Purchaser and the Guarantor give no warranties to each other):-

     (A) it has the requisite power and authority to enter into and perform this Agreement and the other documents to be executed by it and delivered at Completion in accordance with this Agreement;

     (B) this Agreement constitutes and the other documents executed by it which are to be delivered at Completion will, when executed, constitute obligations binding on it; and

     (C) the execution and delivery of, and the performance by it of its obligations under this Agreement will (or with the giving of notice or lapse of time or both would) not:-

          (i) result in a breach of a statutory provision or regulation applicable to it of any provision of its memorandum or articles of association or other constitutional documents;

          (ii) result in a breach of any order, judgment or decree of any court or governmental agency to which it or any member of the Purchaser's Group or the GEC Group as the case may be is a party or by which it or any member of the Purchaser's Group or the GEC Group as the case may be is bound; or

         (iii) require the consent of its shareholders.

7.2 (A) The Purchaser undertakes to use its reasonable endeavours (which reasonable endeavours shall include, if required to obtain such a release, an offer by the Guarantor to enter into a covenant on behalf of the beneficiary of the GEC Security on terms at least equivalent to those contained in the GEC Security (the "Equivalent Offer")) to procure that, as soon as reasonably practicable following Completion in the case of those GEC Securities notified to the Purchaser by GEC at Completion and, in the case of any other GEC Security, as soon as reasonably practicable following the service by GEC of a notice to the Purchaser to effect such a release, GEC and each other member of the GEC Group is released from the GEC Securities and undertakes to hold GEC, for itself and as trustee for its subsidiaries and the relevant members of the GEC Group, indemnified and to keep it and them indemnified from and against all actions, claims, proceedings, loss, damage, payments, costs or expenses incurred by GEC or any member of the GEC Group in relation to or arising out of all GEC Securities but, if such liability does not relate to a liability incurred by a member of the Group in the ordinary course of its business, only to the extent that the liabilities arising under the GEC Securities are fairly disclosed in the Disclosure Letter. Without prejudice to the Purchaser's obligations in this clause 7.2(A), GEC agrees not to disclose to the beneficiary of the relevant GEC Security the existence of the Guarantor's obligation to make the Equivalent Offer without the prior written consent of the Guarantor which shall not be unreasonably withheld or delayed; and

     (B)  (i)  GEC agrees to maintain (so far as it is able):

          (aa) the duty deferment arrangement for period entry imports set out below:-

               Name:    Plessey Semiconductors Limited
               C&E No:  7103124
               Bond No: IBSU/83015975;

          (bb) the VAT/Duty Deferment Bond set out below:-

               Name:        Plessey Semiconductors Limited
               Approval No: 8708747
               Bond No./Reference: IBSU/83017284,

               and GEC's guarantee in respect thereof for a period of 21 days after Completion provided that GEC shall have been granted an indemnity by Lloyds Bank plc in the Agreed Form in respect of any use of each of the above bonds on or after Completion; and

          (ii) The Purchaser undertakes to put in place facilities and guarantees replacing those described in paragraph (i) above as soon as reasonably practicable following Completion and in any event within 21 days following Completion.

7.3 (A) The Purchaser acknowledges that the Names are and shall remain the property of the GEC Group and that nothing in this Agreement shall transfer nor shall operate as an agreement to transfer any right, title or interest in any of the Names to the Purchaser.

     (B) Subject to sub-clause 7.4, the Purchaser further undertakes that it shall not and shall procure that no Group Company nor any other member of the Purchaser's Group shall make any use of any trade marks or business or corporate names consisting of or incorporating any of the Names and/or any trade mark or business or corporate name confusingly similar thereto in relation to any goods or services and that it shall procure that upon Completion each of the Companies and each other member of the Group whose corporate name includes any of the Names passes (and files with the Registrar of Companies) a resolution to change its name to a name not incorporating any of the Names and that a certified copy of each resolution effecting such changes of name is provided to GEC at Completion and changes at Completion all internet domain names so as not to incorporate any of the Names.

7.4  The Purchaser undertakes that it shall procure:

     (A) as soon as reasonably practicable and in any event no later than 90 days from the Completion Date, the removal of the Names from all premises, signs and vehicles which are used by or in connection with any Group Company; and

     (B) that immediately following Completion no brochures, leaflets or similar documents and no packaging containing any reference to the Names shall be ordered from suppliers or printed by any Group Company and, with respect to existing brochures, leaflets or similar documents and packaging containing a reference to the Names, that the relevant Group Company shall use its reasonable endeavours to ensure that as soon as practicable after Completion such references are deleted, pasted over or a sticker is put over such references.

7.5 Without prejudice to the generality of sub-clause 7.3(B), the Purchaser undertakes to procure immediately following Completion that each Group Company shall cease to use any stationery, purchase order, invoice, receipt or other similar document containing any reference to any of the Names.

7.6 The Purchaser hereby grants and shall procure that each member of the Group at the date hereof grants, with effect from Completion a non-exclusive, irrevocable, non-transferable, royalty-free, perpetual worldwide licence to GEC for the benefit of itself and each GEC Group Company (except Hevermill Limited) to use (which includes the right to sub-contract but not to sub-licence) for the purpose of the business of each GEC Group Company (except the Business as defined in the Oldham Agreements) all Intellectual Property owned at Completion by any of the Group Companies to the extent used by any GEC Group Company prior to the Completion Date in any part of the businesses of the GEC Group but so that no use of such rights shall extend to use in relation to the Restricted Business.

7.7 In addition to the rights granted pursuant to sub-clause 7.6 above, the Purchaser hereby grants and shall procure the grant by each member of the Group Companies with effect from Completion of a non-exclusive, irrevocable, royalty-free, perpetual worldwide licence to GEC for the benefit of itself and each other company which is a member of the GEC Group to use all right in the patents or patent applications (or any patent derived therefrom) owned by any member of the Group or assigned to the Purchaser (or any member of the Group ) at Completion in any business other than the Restricted Business. The licence shall be transferable to a purchaser (whether by shares or assets) of all or a substantial part of any business using any or all of such patent rights to the extent that such rights are used at such time.

7.8 If either GEC or the Purchaser discovers at any time after Completion that any Group Company owns any Intellectual Property at the Completion Date which relates exclusively to any business carried on by the GEC Group prior to the Completion Date, it shall immediately notify the other. Thereafter, at the request and expense of GEC, the Purchaser undertakes to procure the assignment of any such Intellectual Property to the member of the GEC Group nominated by GEC, subject to the grant by such member of the GEC Group of a non-exclusive, irrevocable, non-transferrable, royalty-free, perpetual worldwide licence to the Purchaser for the benefit of itself and each Group Company to use such intellectual property for the purpose of the Restricted Business.

7.9 The Purchaser further warrants to GEC that it is purchasing the Shares for the Purchaser's own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the U.S. Securities Act of 1933, as amended (the "1933 Act"). The Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and shall at no time offer to sell or otherwise dispose of the Shares in violation of the registration requirements of the 1933 Act or any state securities law;

7.10 The Purchaser undertakes itself to, and to procure that each Group Company shall, provide to GEC and any person authorised by GEC for six years from Completion such reasonable access to the premises, relevant employees and all the Books and Records and title deeds of the Group as GEC or any professional adviser authorised by GEC may reasonably require in connection with the audit and taxation affairs of the GEC Group or the previous ownership of the Group by the GEC Group upon reasonable notice and subject to giving such undertakings as to confidentiality as the Purchaser or the relevant Group Company may reasonably require and the Purchaser or the relevant Group Company will instruct its directors to give promptly all reasonable information and explanations to GEC or any such professional advisers authorised by GEC as they may reasonably request exclusively for such audit or taxation purposes.

7.11 GEC hereby grants and shall procure that each member of GEC Group at the date hereof grants, with effect from Completion, a non-exclusive, irrevocable, non-transferable (except to a purchaser from the Purchaser of all or a substantial part of the Lincoln Business (as such term is defined in clause 12.3) to the extent relevant to such business), royalty free, perpetual, worldwide licence to the Purchaser for the benefit of itself and each Group Company to use (which shall include the right to sub-contract, but not sub-licence) for the purpose of the business of each Group Company all Intellectual Property (except for the Names) which is both owned at Completion by any member of the GEC Group and which is also used by any Group Company prior to the Completion Date in any part of the business of the Group to the extent currently used.

7.12 If either GEC or the Purchaser discovers at any time after Completion that any GEC Group Company owns any Intellectual Property at the Completion Date which relates exclusively to any business carried on by the Group prior to the Completion Date, it shall immediately notify the other. Thereafter at the request of the Purchaser, GEC undertakes to execute such documents as the Purchaser may reasonably require in order to effect the assignment of any such Intellectual Property to the member of the Purchaser's Group nominated by the Purchaser subject to the grant by such member of the Purchaser's Group of a non-exclusive, irrevocable, non-transferrable, royalty-free, perpetual licence to GEC for the benefit of itself and each Group Company to use such intellectual property, except in relation to Restricted Business.

7.13 The Purchaser hereby confirms and undertakes to GEC that it has on the date hereof entered into those undertakings required by Her Majesty's Government in the Agreed Form.

7.14 The Purchaser undertakes to hold GEC for itself and as trustee for its subsidiaries, the relevant member of the GEC Group, Plessey Properties Limited and The Plessey Company Ltd. indemnified and to keep it and them indemnified from and against all actions, claims, proceedings, loss, damage, payments, costs or expenses incurred by GEC, any member of the GEC Group, Plessey Properties Limited or The Plessey Company Limited as a result of its having been the tenant or its having guaranteed the obligations of the tenant of the Crompton Road Property, the Tavistock Road Property, the Altrincham Property, the Scotts Valley Property or the Cheney Manor Property save insofar as such liabilities fall to be discharged by GEC pursuant to the Environmental Deed.

7.15 GEC undertakes to procure that GEC France SA enters into an assignment of such rights as GEC France SA has in respect of the property at 26 Rue Augustin Fresnel, Chambrey Les Tours more fully described in Part III of
     Schedule 8 to the extent that such rights are assignable to the Purchaser or a member of the Purchaser's Group unless GEC France SA or another Group Company enters into a lease of or other agreement relating to the occupation of such property prior to Completion.

7.16 The Purchaser hereby confirms and undertakes to GEC that:

     (i) it has prior to Completion made and not withdrawn (and will not withdraw for 14 days following the Completion Date) an offer to Tom Urwin to employ him as from Completion on the same terms as or better than those on which he was immediately prior thereto employed; and

     (ii) it will enter into a contract of employment on the basis described in paragraph (i) above with Tom Urwin, subject to his consent having been obtained thereto, at Completion or as soon as reasonably practicable once his consent has been obtained.

7.17 GEC agrees to release or procure the release of Tom Urwin from any notice period he is required to give pursuant to his contract of employment with the GEC Group at Completion or as soon as reasonably practicable, in either case, following a written request therefor from him in order to enable him to accept the offer of employment referred to in clause 7.16.

7.18 The Purchaser and the Guarantor each warrant to GEC:

     (A) in the terms of paragraph 13 of Schedule 3 (save paragraphs 13.3(B), 13.4(B) and 13.5(B) as if, for this purpose, the Purchaser were named therein instead of the relevant Group Company and as if, for the purpose of paragraph 13.1 thereof, the Purchaser and the Guarantor were named therein instead of GEC; and

     (B)  that the Purchaser is a wholly-owned subsidiary of the Guarantor.

8.   Purchaser's Remedies and GEC's Limitations on Liability

8.1 The Purchaser's right to claim that a Warranty (which for the purposes of this clause 8.1 shall exclude those warranties in clauses 5.1(B) and 7.1(A) (so far as they relate to GEC) to which none of those limitations shall apply) has been breached shall be limited as set out in this Agreement and no liability shall attach to GEC in respect of claims under the Warranties, the Environmental Deed or the Tax Covenant, as the case may be, if and to the extent that such limitations apply.

8.2 The Purchaser shall not be entitled to claim that any fact causes any of the Warranties to be breached, or gives rise to a claim under the Environmental Deed (in relation to the Current Properties only (and not in relation to the Former Properties)), if it was fairly disclosed in the Disclosure Letter or in any Disclosure Document.

8.3 If, following Completion, the Purchaser becomes aware that there has been any breach of the Warranties or any other term of this Agreement the Purchaser shall not be entitled to treat this Agreement as terminated but shall, subject as otherwise provided herein, be entitled to claim damages under this Agreement.

8.4  Each of the parties acknowledges that the restrictions contained in clauses
     6.1 and 16 shall continue to apply after the completion of the sale and purchase of the Shares under this Agreement without limit in time.

8.5 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion or by giving time or other indulgence by the Purchaser to GEC except a specific waiver or release by the Purchaser in writing.

9.   Pension and Other Arrangements

     (A)  Each of GEC and the Purchaser shall comply with Schedule 5.

     (B) GEC hereby undertakes to the Purchaser (for itself and as trustee for the Group Companies) to reimburse in full within 14 days of written demand the payments made by Group Companies to Employees in relation to the special bonus payments (relating to their retention) as disclosed by GEC to the Purchaser in the Agreed Form but including in addition any employer's national insurance and employer's pension contribution relating thereto, if any.

10.  Cross Licences and Assignments

10.1 GEC shall at the date of Completion grant a sub-licence in the Agreed Form under the AT&T/Lucent Cross Licence.

10.2 GEC shall procure the grant of a licence from IBM to Plessey in the Agreed Form immediately after Completion. The Purchaser shall pay GEC, (pound)30,000 on 1st January 1999 and (pound)12,500 on 1st January 2000 in consideration for GEC procuring the grant of such licence. At the request of the Purchaser within 60 days of Completion, GEC shall procure the grant of a licence from IBM in "Election I" form (being the form set out in Document 64 of Annex II of the Schedule to the Disclosure Letter) on payment to GEC of (pound)580,000.

10.3 The Purchaser acknowledges that the patent rights owned by the Group Companies which are the subject of the AT&T Lucent Cross Licence and the IBM Cross Licence are subject to an irrevocable, royalty-free, non-exclusive licence to Lucent pursuant to the AT&T/Lucent Cross Licence and to IBM pursuant to the IBM Cross Licence.

10.4 GEC shall procure that at Completion the GEC Group Companies enter into and deliver completed deeds of assignment in the Agreed Form and the assignment of rights relating to the Plessey name in the Agreed Form.

11.  Remedies and Waivers

11.1 No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:-

     (A)  impair such right, power or remedy; or

     (B)  operate as a waiver thereof

     except in respect of any right, power or remedy exercisable by the Purchaser under the provisions relating to limitations on liability under the Warranties as set out in clause 8 and Schedule 4 or in relation to clause 5.4.

11.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.3 The rights, powers and remedies provided in this Agreement are cumulative and (subject as expressly provided herein) not exclusive of any rights, powers and remedies provided by law.

12.  Assignment

12.1 This Agreement and the benefits (including the Warranties) and obligations under it and any part of it shall not be assignable by the Purchaser or the Guarantor except that the Purchaser may, upon giving written notice to GEC, assign the benefit (but not the burden) of this Agreement to a member of the Purchaser's Group and the terms of such assignment shall provide that:-

     (A)  any such assignee remains a member of the Purchaser's Group; and

     (B) before such assignee ceases to be a member of the Purchaser's Group, the Purchaser will procure that the benefit of this Agreement is assigned to the Purchaser or (upon giving further written notice to GEC) to another company within the Purchaser's Group (any such further assignment to be subject to the same conditions as above); and

     (C) any assignee, including a subsequent assignee, shall agree with GEC that if the liability of GEC shall be increased by reason of such assignment, the assignee shall be entitled to claim against GEC only such amount as would equal GEC's liability had no assignment taken place.

12.2 This Agreement and the benefits and obligations under it and any part of it shall not be assignable by GEC except that GEC may, upon giving written notice to the Purchaser assign the benefit (but not the burden) of this Agreement to a member of the GEC Group provided that:-

     (A)  any such assignee remains a member of the GEC Group; and

     (B) before such assignee ceases to be a member of the GEC Group, GEC will procure that the benefit of this Agreement is assigned to GEC or (upon giving further written notice to the Purchaser) to another company within the GEC Group (any such further assignment to be subject to the same conditions as above); and

     (C) any assignee, including a subsequent assignee, shall agree with the Purchaser that if the liability of the Purchaser shall be increased by reason of such assignment, the assignee shall be entitled to claim against the Purchaser only such amount as would equal the Purchaser's liability had no assignment taken place.

12.3 Notwithstanding the provisions of clauses 12.1 and 12.2 the Purchaser may assign (the "Assignment Right") the benefit of the Environmental Deed insofar as it relates to the Lincoln Business to a purchaser of the Lincoln Business. The "Lincoln Business" means the business that will be carried on by the Group Companies at the Properties in Lincoln identified in Schedule 8 and all assets relating to such business and such other businesses as may be carried on at other Properties belonging to any Group Company at Completion and which are ancillary to the business carried on at Lincoln. The Purchaser and the Guarantor each undertake that they will not, and that they will procure that no member of the Purchaser's Group does, disclose the Assignment Right to an actual or prospective purchaser of the Lincoln Business without the prior written consent of GEC which shall not be unreasonably withheld or delayed. The provisions of clause 12.1(C) above shall apply mutatis mutandis to any assignment pursuant to this clause.

12.4 Subject to clause 12.3, the Warranties and the Environmental Deed shall cease to have any effect for all purposes in relation to a Group Company upon such Group Company ceasing to be owned by a member of the Purchaser's Group.

13.  Further Assurance

     Each of the parties shall from time to time, on being required to do so by the other, now or at any time in the future, execute or procure the execution of all such documents in a form satisfactory to the party concerned as the parties may, in each such case, reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser or GEC (as the case may be) the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

14.  Entire Agreement

14.1 This Agreement, the Tax Covenant, the Environmental Deed, the Disclosure Letter and any other documents referred to in this Agreement (together the "Sale Documents") constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares and, save to the extent expressly set out in those documents, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing relating thereto including those confidentiality agreements and letters dated 5th November, 1997 and on or around 15th December, 1997 respectively (together the "Confidentiality Agreements") save that any rights of members of the GEC Group which may have occurred or arisen prior to the date hereof pursuant to such Confidentiality Agreements shall remain subsisting.

14.2 Each party acknowledges that, save to the extent expressly set out in the Sale Documents, in entering into the Sale Documents on the terms set out therein, it is not relying upon any agreement, undertaking, representation, warranty, promise, assurance or arrangement made or given by any other party or any other person, whether or not in writing, at any time prior to the execution of this Agreement (including without limitation any statement made, information given or opinion expressed in the Information Memorandum or in any Disclosure Document) or any warranty or condition implied by statute or otherwise and no representations or warranties are given by GEC save for the Warranties.

14.3 None of the parties shall have any right of action against any other party to this Agreement arising out of or in connection with any agreement, undertaking, representation, warranty, promise, assurance or arrangement referred to in sub-clause 14.1 or 14.2 above (except in the case of fraud and save to the extent expressly set out in the Sale Documents but excluding the Disclosure Letter).

15.  Notices

15.1 Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall, unless expressly stated otherwise, be in writing, other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this clause.

15.2 (A) Any such notice or other communication shall be addressed as provided in sub-clause 15.3 and sent by personal delivery or by first class post Provided that if, in accordance with the above provisions, any such notice or other communication is sent given or made outside Working Hours, such notice or other communication shall be deemed to be sent given or made at the start of Working Hours on the next Business Day.

     (B) In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

          (i) if sent by personal delivery, when left at the address specified in clause 15.3; and

          (ii) if sent by first class post, two Business Days after it is posted.

15.3 The relevant addressee and address of each party for the purposes of this Agreement, subject to sub-clause 15.4, are:-

     Name of party       Addressee                Address
     -------------       ---------                -------

     GEC                 Company Secretary        1 Stanhope Gate,
                                                  London, W1A 1EH

                                                  with a copy to:
                                                  Slaughter and May
                                                  35 Basinghall Street
                                                  London, EC2V 5DB
                                                  Attention:- Nigel Boardman

     The Purchaser       Company Secretary        Portskewett, Gwent NP6 4YR

     The Guarantor       Company Secretary        350 Legget Drive, Kanata,
                                                  Ontario, Canada K2K IX3

15.4 Each party may notify any other party to this Agreement of a change to its name, relevant addressee or address for the purposes of sub-clause 15.3 Provided that such notification shall only be effective on:-

     (A) the date specified in the notification as the date on which the change is to take place; or

     (B) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

16.  Announcements

16.1 Subject to sub-clause 16.2 no public announcement concerning the sale of the Shares or any ancillary matter shall be made by any party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

16.2 Any party may make a public announcement concerning the sale of the Shares or any ancillary matter if required by the law of any relevant jurisdiction or any securities exchange or regulatory or governmental body to which such party is subject, wherever situated, including (without limitation) the London Stock Exchange or the Panel, whether or not the requirement has the force of law, Provided that any such announcement shall be made only after consultation with each other party (if practicable).

16.3 The restrictions contained in this clause shall continue to apply after Completion without limit in time.

17.  Restrictive Trade Practices Act 1976

     If there is any provision of this Agreement, or of any agreement or arrangement of which this Agreement forms part, which causes or would cause this Agreement or that agreement or arrangement to be subject to registration under the RTPA 1976, then that provision shall not take effect until the day after particulars of this Agreement or of that agreement or arrangement (as the case may be) have been furnished to the Director General of Fair Trading pursuant to section 24 RTPA 1976.

18.  Costs and Expenses

     The Purchaser shall bear and pay the cost of all stamp duty, stamp duty reserve tax and other similar duty, levy or tax and all registration fees which may result in any jurisdiction from the execution and performance of this Agreement and the other agreements entered into pursuant hereto and the transfer of the Shares to the Purchaser and the transactions contemplated hereby. Save as otherwise stated in this clause or in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and transfer of the Shares and in relation to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it and the transactions contemplated hereby.

19.  Counterparts

19.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

19.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

20.  Time of Essence

     Save as otherwise expressly provided, time is of the essence only for the purposes of clause 4 and Schedules 2 and 4.

21.  Effect of Completion

21.1 All provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Purchaser's rights in relation to this Agreement, the Environmental Deed or the Tax Covenant.

21.2 Without prejudice to clause 21.1 the Warranties shall not be extinguished by Completion.

22.  Invalidity

     If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision will be deemed to be severed from this Agreement and if possible replaced by a lawful provision which carries out, as closely as possible, the intention of the parties under this Agreement and where permissible that shall not affect or impair:-

     (A) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

     (B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

23.  Governing Law

     This Agreement shall be governed by and construed in accordance with English law.

24.  Jurisdiction

     Each party to this Agreement irrevocably agrees that any Proceedings against it may be brought in the courts of England. Nothing contained in this clause shall limit any party's rights to take Proceedings against the other in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

25.  Agent for Service

25.1 The Guarantor irrevocably appoints the Company Secretary of the Purchaser of Porkskewett Gwent NP6 4YR to be its agent for the service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

25.2 Any Service Document shall be deemed to have been duly served on the Guarantor if marked for the attention of the Company Secretary of the Purchaser at Porkskewett Gwent NP6 4YR (or such other address within England or Wales as the agent may, on not less than three Business Days' notice, notify GEC) and:

     (A)  left at the specified address; or

     (B)  sent to the specified address by first class post.

          In the case of (A), the Service Document shall be deemed to have been duly served when it is left. In the case of (B), the Service Document shall be deemed to have been duly served two Business Days after the date of posting.

25.3 If the agent at any time ceases for any reason to act as such, the Guarantor shall immediately appoint a replacement agent having an address for service in England or Wales and shall notify GEC of the name and address of the replacement agent. Failing such appointment and notification, GEC shall be entitled by notice to the Guarantor to appoint a replacement agent to act on the Guarantor's behalf. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

25.4 A copy of any Service Document served on an agent shall be sent by post to the Guarantor. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

     "Service Document" means a writ, summons, order, judgment or other process issued out of the courts of England and Wales relating to or in connection with any Proceedings.

     AS WITNESS the hands of the duly authorised representatives of the parties the day and year first above written.

                                   Schedule 1:
                                   Definitions

(A) In this Agreement, unless otherwise specified the following terms and expressions shall have the following respective meanings:-

     "Accounts"                    the financial statements of each Group
                                   Company (save PSSY Semiconductors Svenska
                                   Aktiebolag) for the year ended on the
                                   Accounts Date, copies of which are included in sections 1.1. and 1.2 of the Schedule to the Disclosure Letter;

     "Accounts Date"               31st March, 1997;

     "Adjustment"                  the amount established pursuant to clause
                                   3.4(F);

     "AEI" AEI Semiconductors Limited, of which particulars are given in Part A of Schedule 7;

     "AEI Names"                   the names AEI and Associated Electrical
                                   Industries;

     "Agreed Form"                 in relation to any document, such document in
                                   a form agreed and initialled for the purposes of identification by the Purchaser's
                                   Solicitors on behalf of the Purchaser and GEC's Solicitors on behalf of GEC;

     "Agreed Amount"               (pound)183,405,000;

     "Aggregated Completion
     Balance Sheet"                an aggregation of the Completion Balance
                                   Sheets drawn up as at the Completion Date in the same manner as the Proforma Aggregated
                                   Balance Sheet as at 31st December, 1997;

     "Altrincham Property"         the unregistered leasehold property
                                   comprising Unit H2, Hanover Business Park,
                                   Altrincham more fully described in section 2 of Part I of Schedule 8;

     "AT&T/Lucent Cross Licence"   a patent cross licence agreement effective as
                                   of 1st July, 1983 between GEC and Lucent
                                   Technologies Inc. as successor of AT&T Corp.;

     "Books and Records"           has its common law meaning and includes,
                                   without limitation, all notices,
                                   correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

     "Business Day"                a day (other than a Saturday or a Sunday) on
                                   which banks are open for business in London;

     "Carholme Road Property"      the building of approximately 40,000 square
                                   feet at a site at Carholme Road, Lincoln occupied by Plessey more fully described in paragraph 17.1 of the Disclosure Letter;

     "Certificated Properties"     each of the freehold and leasehold properties
                                   described in Part II of Schedule 8 (and
                                   "Certificated Property" means any of them);

     "CGTA"                        the Capital Gains Tax Act 1979;

     "Cheney Manor Property"       the registered leasehold property at 106
                                   Cheney Manor Industrial Estate with title number WT114971 more fully described in section 5 of Part II of Schedule 8;

     "Closing Net Worth"           the amount shown against Closing Net Worth in
                                   the aggregated Completion Balance Sheet
                                   agreed or determined pursuant to clause 3.4 as the case may be;

     "Code"                        The City Code on Take-overs and Mergers;

     "Companies Acts"              the Companies Act 1985, the Criminal Justice
                                   Act 1993, the Companies Consolidation
                                   (Consequential Provisions) Act 1985 and the
                                   Companies Act 1989;

     "Companies"                   Plessey, Plessey Inc., Marconi and AEI
                                   collectively (and "Company" means any one of the Companies individually);

     "Completion"                  completion of the sale and purchase of the
                                   Shares under this Agreement;

     "Completion Balance Sheets"   balance sheets drawn up as at the Completion
                                   Date for each Group Company and in addition for Plessey, a consolidated balance sheet of Plessey and its subsidiaries;

     "Completion Date"             the date of this Agreement;

     "Crompton Road Property"      the unregistered leasehold property
                                   comprising Unit 1, Groundwell Industrial
                                   Estate more fully described in section 2 of
                                   Part I of Schedule 8;

     "Current Properties"          means those properties in Parts I(1) and (2),
                                   II and III of Schedule 8 of this Agreement and "Current Property" means any one of them;

     "Data Room"                   the data room established at the offices of
                                   GEC's Solicitors in connection with the
                                   transaction effected by this Agreement;

     "Disclosure Documents"        has the meaning given to it in the Disclosure
                                   Letter;

     "Disclosure Letter"           the letter dated the date hereof written by
                                   GEC to the Purchaser for the purposes of clause 8 and delivered to the Purchaser's
                                   Solicitors before the execution of this
                                   Agreement;

     "Employee"                    a person employed by any Group Company as of
                                   the Completion Date but excluding (for the avoidance of doubt) any person who is not so employed but is seconded at Completion by a third party to a Group Company;

     "Environment"                 any and all organisms (including without
                                   limitation man), ecosystems, property and the following media: air, (including without limitation, the air within buildings and the air within other natural or man-made structures whether above or below ground);
                                   water (including without limitation, water under or within land or in drains or sewers and coastal and inland waters); and land
                                   (including without limitation, land under water);

     "Environmental Deed"          means the environmental deed in the Agreed
                                   Form;

     "Environmental Laws"          any and all applicable laws in the relevant
                                   jurisdiction (including for the avoidance of doubt, common law) (excluding those laws relating specifically to town planning matters and to the health and safety of workers in the work place) and European
                                   Community or European Union regulations, directives and decisions, statutes, subordinate legislation (which for the avoidance of doubt (notwithstanding paragraph
                                   3.7 of Schedule 4 to this Agreement) shall include Part IIA of the

                                   Environmental Protection Act 1990 and/or
                                   Sections 161A - D of the Water Resources Act
                                   1991 (both as enacted by Section 57 and
                                   paragraph 162 of Schedule 22 respectively of the Environment Act 1995) and the first set of guidance notes and regulations adopted under those provisions (but not subsequent modifications, amendments or re-enactments of those provisions or guidance notes or such regulations to the extent that those modifications, amendments or re-enactments would otherwise increase the liability of GEC under this Agreement)) which were, are, or which may become applicable to the conduct of the business of any Group Company or the use, occupation or ownership of the Current Properties or the Former Properties and which have as a purpose or effect the protection of, and/or the prevention of harm or damage to, the Environment and/or the provision of remedies in respect of harm or damage to the Environment;

     "Environmental Warranty"      any warranty contained in paragraph 22 of
                                   Schedule 3;

     "Exchange Rate"               the closing mid-market spot rate of exchange
                                   in London for the conversion of the relevant currency into pounds sterling quoted as the "Closing mid-point" on the Completion Date for pounds sterling against the relevant foreign currency in the Financial Times published in London on the Business Day following the Completion Date; or

                                   in the case of manifest error in the relevant edition of the Financial Times or its non-publication in London on the relevant Business Day, the rate of exchange certified by National Westminster Bank Plc as being the equivalent, as nearly as practicable, of the above mentioned closing spot rate of exchange in London on the Completion Date;

     "Disclosure"                  has the meaning given to it in the Disclosure
                                   Letter;

     "Former Properties"           means any property (including, without
                                   limitation, the Carholme Road Property and the Oldham Properties) used, owned or occupied at any time prior to Completion by any Group Company other than those properties listed in Part I(1) and (2), II and III of Schedule 8 of this Agreement;

     "GEC's Accountants"           Price Waterhouse;

     "GEC Group"                   GEC and all subsidiaries or subsidiary
                                   undertakings from time to time of GEC (other than the Group);

     "GEC Group Company"           any member of the GEC Group (and "GEC Group
                                   Companies" means such members collectively);

     "GEC Names"                   the names GEC, General Electric and General
                                   Electric Company;

     "GEC Scheme"                  the retirement benefits scheme established by
                                   GEC and known as the "GEC 1972 Plan"
                                   established by a Definitive Trust Deed and Rules dated 4th March, 1982 as amended;

     "GEC Securities"              those guarantees, indemnities, performance
                                   bonds or other security or contingent
                                   obligation in the nature of a financial
                                   obligation including, without limitation, letters of comfort or support which have or may have been given by GEC or any GEC Group
                                   Company or by Plessey Properties Limited or by The Plessey Company Limited to the extent that they secure the obligations of any Group
                                   Company;

     "GEC's Solicitors"            Slaughter and May;

     "Group" the Companies and all subsidiaries or subsidiary undertakings of each Company, particulars of the subsidiaries of the Companies being given in Part B of Schedule 7;

     "Group Company"               any member of the Group (and "Group
                                   Companies" means such members collectively);

     "Group Stock"                 the stocks and work in progress owned by the
                                   Group Companies at the Completion Date,
                                   including (without limitation) goods and other assets purchased for resale, stores, raw materials, consumables, accessories, and components purchased for incorporation into or use in processing products or systems for sale and all partly finished or finished products of the Group Companies wherever located and by whomsoever held, including items which, although subject to reservation of title by the seller, are under the control of the Group Companies;

     "Hardware"                    any computer equipment used by any Group
                                   Company including without limitation PC's, mainframes, screens, terminals, keyboards, disks, printers, but excluding all Software;

     "IBM"                         International Business Machines Corporation;

     "IBM Cross Licence"           a patent cross licence agreement dated 1st
                                   January, 1990 between GEC and International
                                   Business Machines Corporation;

     "ICTA 1988"                   the Income and Corporation Taxes Act 1988;

     "Information Memorandum"      the information memorandum dated September
                                   1997 and published in connection with the transaction effected by this Agreement;

     "Intellectual Property"       patents, trade marks and service marks,
                                   rights in designs, copyrights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having an equivalent or similar effect to any of these which may subsist anywhere in the world;

     "Information Technology"      any Hardware, Software and communications
                                   facilities;

     "London Stock Exchange"       the London Stock Exchange Limited;

     "Lucent"                      Lucent Technologies Inc.;

     "Management Accounts"         means the financial data relating to the
                                   Group, copies of which are found at section
                                   1.4 of the Schedule to the Disclosure Letter;

     "March 1997 Summary           the unaudited management accounts of the
      Management Accounts"         Group for the year ended on the Accounts Date
                                   a copy of which is disclosed at item 7,
                                   section 1.4 of the Schedule to the Disclosure
                                   Letter;

     "Marconi"                     Marconi Electronic Devices Limited, of which
                                   particulars are given in Part A of Schedule
                                   7;

     "Marconi SA"                  Marconi Electronic Devices SA, of which
                                   particulars are given in Part B of Schedule
                                   7;

     "Names" the GEC Names, the AEI Names and the name Marconi, which is not for this purpose the defined term;

     "November 1997 Summary        means the unaudited management accounts of
      Management Accounts"         the Group for the eight months ended 30th
                                   November, 1997 a copy of which is disclosed at item 7, section 1.4 of the Schedule to the Disclosure Letter;

     "Oldham Agreements"           a business purchase agreement relating to the
                                   business of Plessey at Lansdowne Road, Oldham and Stockfield Road, Oldham, a wafer processing and services agreement and a retained process agreement, in each case dated on or before the date hereof made between Hevermill Limited and Plessey;

     "Oldham Properties"           the property of Plessey being factory and
                                   offices at Landsdowne Road, Oldham, title to which is registered at H.M. Land Registry under title number GM175967 and the leasehold property used by Plessey as a car park at Stockfield Road, Oldham comprised in a lease dated 29th January, 1988 between (i) The
                                   North Western Electricity Board and (ii)
                                   Ferranti plc;

     "Overriding Objective"        the overriding purpose for which the
                                   Completion Balance Sheets and the Aggregated
                                   Completion Balance Sheet shall be prepared is to determine the impact of changes on the net worth of the Group that take place after 31st
                                   December, 1997 and before the Completion
                                   Date. Any change in net worth that:

                                   (a) arises as a result of a re-assessment of
                                       the value of assets and liabilities which is based on information, facts or matters which were known or could reasonably be expected to have been known at 31st December, 1997; or

                                   (b) does not arise as a result of an event:

                                       (i) occurring after 31st December, 1997;

                                           or

                                       (ii) anticipated in the December 1997
                                            management accounts to occur between
                                            31st December, 1997 and the
                                            Completion Date failing so to occur,

                                   shall be eliminated from the calculation of Closing Net Worth;

     "Overseas Offices"            each of the overseas sales offices described
                                   in Part III of Schedule 8 (and "Overseas
                                   Office" means any one of them);

     "Panel"                       the Panel on Take-overs and Mergers;

     "Permits"                     any and all licences, consents, permits,
                                   authorisations or the like made or issued pursuant to or under, or required by, Environmental Laws in relation to the conduct of the business of each Group Company;

     "Planning Acts"               the Town and Country Planning Acts or any
                                   other enactment for the time being in force relating to the use development and enjoyment of land and buildings;

     "Plessey"                     Plessey Semiconductors Limited, of which
                                   particulars are given in Part A of Schedule
                                   7;

     "Plessey Inc."                GEC Plessey Semiconductors Inc., of which
                                   particulars are given in Part A of Schedule
                                   7;

     "Plessey Inc. Shares"         the Shares of Plessey Inc.;

     "Proceedings"                 any proceeding, suit or action arising out of
                                   or in connection with this Agreement;

     "Proforma Aggregated          the unaudited aggregated balance sheet of the
     Balance Sheet as at           Group as December, 1997 set out in Schedule
     31st at 31st December, 1997"  9;

     "Properties"                  each of the freehold and leasehold properties
                                   described in Part I of Schedule 8 (and
                                   "Property" means any one of them);

     "Purchase Price"              US$225,000,000;

     "Purchaser's Accountants"     Ernst & Young;

     "Purchaser's Group"           the Purchaser and the Guarantor and all
                                   subsidiaries or subsidiary undertakings from time to time of the Purchaser and of the Guarantor;

     "Purchaser's Solicitors"      Morgan Bruce;

     "Restricted Business"         has the meaning ascribed to it in clause 6.2;

     "Restructuring Plan"          the financial restructuring plan relating to
                                   the Group, a copy of which is disclosed at
                                   item 10 of section 1.2(A) of the Schedule to the Disclosure Letter.

     "RTPA 1976"                   the Restrictive Trade Practices Act 1976;

     "Sale Documents"              has the meaning ascribed to it in clause
                                   14.1;

     "Schedules"                   the schedules to this Agreement;

     "Scotts Valley Property"      the land located at Scotts Valley more
                                   particularly described in Part III of
                                   Schedule 8;

     "Shares" the issued shares in the Companies specified in Part A of Schedule 7 (or in any of the Companies);

     "Software"                    any set of instructions for execution by
                                   microprocessor used by any Group Company;

     "Tavistock                    the factory and offices at Tavistock Road,
      Road Property"               Roborough with title numbers DN174695
                                   and DN176582 more fully described in
                                   sections 4 and 5 of Part II of Schedule 8;

     "Tax Covenant"                the tax covenant referred to, inter alia, in
                                   Schedule 4 and set out in Schedule 6;

     "TCGA 1992"                   the Taxation of Chargeable Gains Act 1992;

     "TULCRA"                      the Trade Union and Labour Relations
                                   Consolidation Act 1992;

     "UK Group Company"            each of Plessey, Marconi, AEI, GEC Plessey
                                   Semiconductors Overseas Limited and UK
                                   Cablevision Limited;

     "UK Pensions Company"         each of Plessey, Marconi, AEI and GEC Plessey
                                   Semiconductors Overseas Limited;

     "VAT" the tax imposed by the Sixth Council Directive of the European Communities;

     "VATA 1994"                   the Value Added Tax Act 1994;

     "Warranties"                  the warranties set out in Schedule 3
                                   (Warranties) given by GEC and "Warranty" shall be construed accordingly;

     "Working Hours"               9.30 a.m. to 5.30 p.m. on a Business Day.

(B)  In this Agreement, unless otherwise specified:-

     (i) references to clauses, sub-clauses, paragraphs, sub-paragraphs, and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this Agreement;

     (ii) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of GEC under this Agreement;

    (iii) references to "(pound)" are references to the lawful currency for the time being of the United Kingdom and references to "US$" or "$" are, save where the context otherwise requires, references to the lawful currency for the time being of the United States;

     (iv) references to "Tax" or "Taxation" include, without limitation, all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, whether of the United Kingdom or elsewhere, together with all penalties, charges and interest relating to them;

     (v) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

     (vi) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

    (vii) the term "Relief" shall bear the same meaning as in the Tax Covenant;

   (viii) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA 1988;

     (ix) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

     (x) references to the knowledge or awareness of GEC (or any similar expression) in relation to the Warranties shall be deemed to refer to the actual knowledge of GEC, having made all reasonable enquiries in the context of the relevant Warranty of Ernest Pusey, Tom Urwin, Tony Gallagher, Ian Cooper, Philip Wright, Joseph Hustein, Janice Rourke, Tony Griffiths and Alan Capper;

     (xi) words or phrases beginning with the introduction of the word "include" or "including" are to be interpreted without limitation;

    (xii) references to times of the day are to London time;

   (xiii) headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

    (xiv) the Schedules and any attachments (but not the Tax Covenant) form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and attachments;

     (xv) references to the masculine gender shall include the feminine and the neuter (and vice versa) and references to the singular shall include the plural (and vice versa);

    (xvi) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, statutory provision, legal status, court, official or any legal definition, concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term save where specific reference is made to the relevant term in such other jurisdiction;

   (xvii) references in this Agreement to an amount expressed in pounds sterling shall, where applicable, be construed as referring to the equivalent amount in any other relevant currency calculated by reference to the rate of exchange for such currency prevailing on the date of this Agreement;

  (xviii) the term "fairly disclosed" in relation to a disclosure means that such disclosure contains adequate detail to enable a reasonable person to assess the nature of the fact or matter in question, the Warranty or Warranties to which it relates and a broad indication of the significance of such fact or matter.

                                   Schedule 2:
                             Completion Arrangements

                                     Part 1

1.   GEC's Obligations

1.1 At Completion, GEC shall deliver or procure the delivery to the Purchaser of:-

     (A) (i) duly executed transfers in respect of the Shares of Plessey, Marconi and AEI in favour of the Purchaser (or its nominee) and share certificates representing such Shares in the name of the relevant transferors;

          (ii) the share certificates representing the Plessey Inc. Shares in the name of the relevant transferor with the transfer form on the reverse of each such share certificate duly executed in favour of Mitel Inc.;

         (iii) any power of attorney under which any document is executed;

          (iv) any waiver, consents or other documents required to vest in the Purchaser the full beneficial ownership of the Shares and enable the Purchaser to procure them to be registered in the name of the Purchaser or its nominees;

          (v) all deeds and documents relating to the title of the Group Companies to each of the Properties and the Certificated Properties;

          (vi) a certificate of title given by GEC's Solicitors in respect of each of the Certificated Properties in the Agreed Form;

         (vii) the written resignations of all directors and secretaries of the Group Companies (other than any director or secretary whom the Purchaser may wish to remain in office) executed as a deed (if applicable) in the Agreed Form; and

        (viii) the licences and assignments referred to in clause 10 in the Agreed Form executed by the relevant members of the GEC Group party thereto.

     (B) a counterpart original of the Tax Covenant and the Environmental Deed duly executed by GEC;

     (C) the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any), of each UK Group Company;

     (D) subject to applicable law, letters of resignation from the auditors of each of the Companies and other members of the Group in the Agreed Form;

     (E) irrevocable powers of attorney in the Agreed Form executed by each of the holders of the Shares in favour of the Purchaser (or its nominee(s)) to enable the Purchaser (pending registration of the transfers of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

     (F) a certified copy of a board or board committee resolution of GEC approving the execution and entering into by GEC of this Agreement, the Tax Covenant, the Disclosure Letter and the transactions contemplated herein.

1.2 GEC shall procure that a board meeting of each of the Companies be held at which:-

     (A) it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped, if so required by applicable law) that each transferee be registered as the holder of the Shares respectively in the register of members;

     (B) each of the persons nominated by the Purchaser shall be appointed directors, as the Purchaser shall direct, such appointments to take effect from Completion, provided the majority of such persons are British nationals;

     (C) the resignation of auditors (if applicable) shall be accepted and auditors nominated by the Purchaser shall be appointed to replace them (subject to their consent being obtained); and

     (D) persons not employed by Group Companies (excluding Tom Urwin) shall be removed from the bank mandates,

     and that minutes of each duly held board meeting, certified as correct by the secretary or other duly authorised officer of the relevant Company and the resignations and acknowledgements referred to are delivered to the Purchaser's Solicitors.

1.3  GEC shall comply with its obligations set out in Part 3 of this Schedule.

1.4 Immediately following Completion GEC shall deliver or procure the delivery to the Purchaser of a licence to the Group Companies substantially in the Agreed Form executed by IBM.

1.5 GEC shall grant the release described in clause 7.17 for the purposes set out therein and if the conditions therefor have been satisfied.

                                     Part 2

2.   Purchaser's Obligations

2.1  The Purchaser shall:-

     (A) pay to GEC in immediately available funds by Federal Wire transfer to account number 949-1-319993 in the name of The General Electric Company plc at The Chase Manhattan Bank, New York, New York ABA021000021 the Purchase Price and telephone Katherine Frasco, The Chase Manhattan Bank, New York on (201) 599 6683 immediately thereafter quoting the Federal Wire ID number of the payment;

     (B) deliver to GEC, duly executed by the Purchaser, a counterpart original of the Tax Covenant and the Environmental Deed;

     (C) deliver to GEC a certified copy of the board resolutions of the Purchaser approving the execution and entering into by the Purchaser of this Agreement, the Tax Covenant, the Disclosure Letter, and the transactions contemplated hereby;

     (D) deliver to GEC a certified copy of each resolution referred to in clause 7.3;

     (E) deliver to GEC a legal opinion from legal advisers to the Guarantor in Ontario, Canada reasonably acceptable to GEC addressed to GEC in the Agreed Form; and

     (F) deliver to GEC the licences and assignments referred to in clause 10 in the Agreed Form executed by the relevant members of the Purchaser's Group party thereto.

     Payment of the Purchase Price in full in accordance with the foregoing shall discharge all the Purchaser's obligations with respect thereto, and the Purchaser shall not be concerned as to the application of the Purchase Price or any part thereof to which any beneficial owner of any of the Shares may be entitled.

2.2 The Purchaser shall comply with its obligations set out in Part 3 of this Schedule.

2.3 The Purchaser shall enter into the contract of employment described in clause 7.16 with Tom Urwin if the conditions therefor have been satisfied.

                                     Part 3

The Purchaser and GEC shall both procure that each GEC Group Company is released from the cross-guarantees granted by the Group Companies and the GEC Group Companies in relation to the GEC Group's and the Group Companies' banking offset arrangements in the United Kingdom. At Completion the Purchaser and GEC shall sign and send a letter in the

Agreed Form to The National Westminster Bank Plc confirming that Completion has occurred.

                                   Schedule 3:
                                 The Warranties

1.   Capacity of GEC and Factual Information in certain Schedules

1.1 GEC has the requisite power and authority to enter into and perform this Agreement, the Tax Covenant, the Environmental Deed and the other documents to be executed by GEC and delivered at Completion in accordance with this Agreement.

1.2 This Agreement constitutes and the Tax Covenant, the Environmental Deed and the other documents executed by GEC which are to be delivered at Completion will, when executed, constitute binding obligations of GEC.

1.3 The execution and delivery of, and the performance by GEC of its obligations under this Agreement, the Environmental Deed and the Tax Covenant will not:-

     (A) result in a breach of any provision of the memorandum or articles of association of GEC;

     (B) result in a breach of any order, judgment or decree of any court or governmental agency to which GEC is a party or by which GEC is bound; or

     (C)  require the consent of its shareholders.

1.4  The facts set out in Schedules 7 and 8 are true and accurate.

2.   Accounts

2.1  The Accounts:-

     (A)  in respect of each UK Group Company,

          (i) were, at the time they were prepared, prepared in accordance with the then applicable Statements of Standard Accounting Practice, as adopted by the Accounting Standards Board and published by the Institute of Chartered Accountants in England and Wales, and the then applicable Financial Reporting Standards, developed and issued by the Accounting Standards Board, applicable to a United Kingdom company;

          (ii) showed a true and fair view of the state of affairs of the Group Company to which such Accounts relate as at the Accounts Date and of that Group Company's profit or loss for the financial year ended on such date;

         (iii) were prepared using accounting policies consistent with those used in the preparation of accounts for the immediately preceding accounting period except as described in any notes thereto; and

          (iv) complied with the relevant requirements of the Companies Act
               1985;

          (v) were not affected by any material extraordinary or material exceptional item;

          (vi) made provision for all liabilities outstanding at the Accounts Date which were required to be made in order to give the true and fair view aforesaid;

         (vii) make provision or reserve in accordance with the principles set out in the notes included in the Accounts for all Taxation liable to be assessed or for which it may be accountable in respect of the period ended on the Accounts Date.

     (B)  in respect of any other Group Company (other than Plessey Inc.)

          (i) have been drawn up using local generally accepted accounting principles and, in the case of Plessey GmbH, Plessey France and Marconi SA, have been drawn up also on the bases set out in the notes to the accounts; and

          (ii) were prepared using accounting policies consistent with those used in the preparation of accounts for the immediately preceding accounting period except as described in any notes thereto.

     (C) in respect of Plessey Inc., have been prepared for incorporation in the consolidated accounts of GEC which are prepared in accordance with UK generally accepted accounting principles, and were prepared using accounting policies consistent with those used in the preparation of accounts for the immediately preceding accounting period.

2.2 (A) The accounting records of each Group Company are in its possession and have been fully, properly and accurately kept and completed to the extent required by law.

     (B) The March 1997 Summary Management Accounts and the November 1997 Summary Management Accounts have each:-

          (i) been compiled from information available at the time they were prepared and in accordance with the Group's policy for the compilation of management accounts as disclosed in item 8, section 1.4 of the Schedule to the Disclosure Letter;

          (ii) been compiled in accordance with the accounting policies set out in the Accounts of Plessey;

         (iii) been properly and accurately extracted from the accounting records of the Group Companies;

          (iv) been accurately aggregated, subject to and in accordance with such policy aforesaid;

          (v)  are not known by GEC to contain any material error or omission.

     (C) The March 1997 Summary Management Accounts summarised the financial information used by GEC in the production of its consolidated financial statements for the financial period ended on the Accounts Date and no adjustment (other than an adjustment in the GEC consolidated accounts for the expected loss on disposal) was made to such financial information for such purposes.

2.3 In the Accounts of the UK Companies and Plessey Inc. the stock and work in progress of each Group Company was treated in accordance with all applicable Accounting Standards and in the other Group Companies Accounts' the stock and work in progress was treated in accordance with local equivalent standards.

2.4 No part of the amounts included in the Accounts as owing by any individual debtor in excess of (pound)25,000 was overdue by more than 120 days at the Accounts Date and was not provided for in full or subsequently paid.

3.   Pensions

3.1 There are no superannuation or retirement benefits or life assurance funds schemes or arrangements provided by or on behalf of each UK Pensions Company under which any of the Employees is entitled to life assurance, pension or other retirement benefits save in accordance with the GEC Scheme.

3.2 No UK Pensions Company is under any contractual obligation to provide life assurance, pension or other retirement benefits in respect of any of the Employees save in accordance with the GEC Scheme.

3.3 No power to augment benefits under the GEC Scheme has been exercised prior to Completion in relation to those of the Employees who are members of it.

3.4 Each UK Pensions Company is a participating employer for the purpose of the GEC Scheme and has fulfilled all its obligations thereunder (including any obligations to pay contributions).

3.5 Apart from the GEC Scheme, any statutory obligation and other schemes set out in documents at File F of Annex 1 of the Schedule to the Disclosure Letter no UK Group

     Company is under any legal liability or obligation or a party to any ex-gratia arrangement or promise to pay pensions, gratuities, superannuation or the like to or for any of its past or present officers or employees or their dependants; and, save as aforesaid, there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to or binding on any UK Group Company or to which any UK Group Company contributes.

3.6  The GEC Scheme:

     (A) is an exempt approved scheme for the purposes of Chapter I of Part XIV of ICTA 1988;

     (B) is not a contracted-out scheme under Section 7(3) of the Pension Schemes Act 1993; and

     (C) conforms with the preservation requirements referred to in Section 69(2) of the Pension Schemes Act 1993.

3.7 The GEC Scheme has been operated in all material respects in accordance with all the then applicable legal requirements in relation to each UK Pensions Company and the Employees and there are no outstanding claims or so far as GEC is aware matters likely to give rise to claims against the GEC Scheme by any UK Pensions Company or any Employee (other than routine claims for benefits).

3.8 Material details of any superannuation or retirement benefits or life assurance funds, schemes or arrangements (other than state schemes) provided by or on behalf of each Group Company under which any of the overseas Employees (save those in the United States) is entitled to life assurance, pension or other retirement benefits have been disclosed in Files G and H of Annex I of the Schedule to the Disclosure Letter. So far as GEC is aware, such schemes have been operated in all material respects in accordance with all the then legal applicable requirements in each relevant jurisdiction and there are no outstanding material claims or matters likely to give rise to such claims other than routine claims for benefits.

3.9  The Plessey Inc. Scheme

     (A) Generally. Files G and H of Annex 1 of the Schedule to the Disclosure Letter contain a true and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits in kind, whether funded or unfunded, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Employee Plan") which is now maintained, contributed to, or required to be contributed to by Plessey Inc. for the benefit of any current or former employee, officer, independent contractor, agent or consultant working for Plessey Inc. ("U.S. Employee"). Plessey Inc. will make available or provide to Purchaser prior to the Completion Date true and complete copies of all documents, if any, embodying each Employee Plan, including all amendments thereto and written interpretations thereof, the two most recent annual reports filed (Form 5500 Series with applicable schedules) with respect to each Employee Plan required under ERISA; the most recent summary plan description, if any, with respect to each Employee Plan required under ERISA; the most recent favourable determination letter from the Internal Revenue Services ("IRS"), if applicable, with respect to each Employee Plan; and all material communications, if any, to any U.S. Employee relating to each Employee Plan.

     (B) Qualified Plans. Except as otherwise set forth in this paragraph each Employee Plan that is intended to be qualified under the Internal Revenue Code of 1986, as amended ("the Code"), has received a determination letter from the IRS to the effect that the form of such Employee Plan and related trust are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, such determination letter includes any new or modified requirements under the Tax Reform Act of 1986 and subsequent legislation enacted thereafter prior to the Uruguay Round Agreements Act and no such determination letter has been revoked, nor to the knowledge of Plessey Inc., has revocation been threatened. To Plessey Inc.'s knowledge, and except as otherwise set forth in this paragraph, nothing has occurred or is reasonably expected to occur that would adversely affect the qualified status of the Employee Plan or any related trust subsequent to the issuance of such determination letter. Notwithstanding the foregoing the determination letter request for the GEC - USA Employee Savings and Investment Plan is pending and contributions may have to be made to such plans for seasonal and part time employees excluded from the Plan between July 1, 1990 and December 31, 1993.

     (C) Compliance. Except as otherwise set forth in paragraph (B), Plessey Inc. has performed in all material respects all obligations required to be performed under each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA, nor a multi-employer plan within the meaning of Section 3(37) of ERISA, and Plessey Inc, has no liability with respect to any such plan as a result of having been treated as part of a "single employer" within the meaning of Section 414(b), (c), (m), (n) and (o) of the Code, nor is there any basis for such liability being imposed. Except as set forth in paragraph (B) there are no investigations, claims, suits or proceedings pending or so far as Plessey Inc. is aware, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or the assets of any Employee Plan and so far as Plessey Inc. is aware, there are no facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. All outstanding indebtedness for services performed or accrued vacation or holiday, sick or personal day pay, earned commissions, accrued bonuses or their benefits owed to any U.S. Employee been paid when due or accrued on the books of Plessey Inc. So far as Plessey Inc. is aware no "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Employee Plan; no action or failure to act with respect to any Employee Plan could subject Plessey Inc., the Purchaser or any of its affiliates or any Employee Plan to any material tax, penalty or other liability for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise, except as set forth in paragraph (B).

     (D) No Post-Employment Obligations. Plessey Inc. has never promised, represented to, or contracted with (orally or in writing) any U.S. Employee (individually or as a group) that life insurance, medical or other employee welfare benefits (other than severance and accrued vacation and holiday pay) would be provided upon their retirement or termination of employment, except to the extent required by statute.

     (E) COBRA. Each "group health care" within the meaning of Section 498OB(g)(2) of the Code maintained by Plessey Inc. or any entity with which it is considered a "single employer" within the meaning of
          Section 414(b), (c), (m), (n) and (o) of the Code, has been administered in good faith in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") as set forth at
          Section 4980B of the Code and any regulations promulgated or proposed thereunder.

     (F) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or when taken together with any additional or subsequent events) constitute an event under any Employee Plan that, by itself, will or is reasonably likely to result in any payment, upon a change in control or otherwise, whether of severance, accrued vacation or otherwise, acceleration, vesting, distribution or increase in benefits which will or may be made by Plessey Inc., the Purchaser or any of its affiliates with respect to any U.S. Employee which will be characterised as an "excess parachute payment" within the meaning of
          Section 280G(b)(1) of the Code.

     (G) Employment Matters. Plessey Inc. (i) is in compliance in all material respects with all applicable federal and state laws, rules, and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to U.S. Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to U.S. Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, Social Security or other benefits for U.S. Employees, except in each case under (i) to (iv) above where the failure to be in compliance would not, singly or in the aggregate, have a material adverse effect on Plessey Inc., its financial condition or business and except for contributions required to be made to the GEC USA Employees' Savings and Investment Plan and the GEC USA Employees Welfare Benefit Plan.

     (H) No Other Employment Plans. There is no plan or commitment whether legally binding or not, to establish any new Employee Plan, to modify (other than by way of termination) any Employee Plan (except to the extend required by law) or to enter into any new Employee Plan; nor has any intention or commitment to do any of the foregoing been communicated except that the GEC USA Employee Savings and Investment Plan will be amended to include certain part-time employees for the period commencing July 1, 1990 and ending December 31, 1993.

4.   Arrangements between the GEC Group and the Group

     So far as GEC is aware, save for indebtedness arising in the ordinary course of trading, no indebtedness (actual or contingent) and no contract other than at arm's length which is material in the context of the business of the Group as a whole, is outstanding between any Group Company and any GEC Group Company.

5.   Group Structure

5.1 The Shares comprise the whole of each respective Company's issued and allotted share capital and all of them are fully paid up.

5.2 There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right (conditionally or unconditionally) to call now or in the future for the allotment or issue of, any shares (including the Shares) or debentures in or securities of any Company.

5.3 Save for any interests held in another Group Company, no Group Company has any interest in the share capital of any body corporate or undertaking.

5.4 No Group Company acts or carries on business in partnership or through a joint venture with any other person or is a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association or holds or is liable on any share or security which is not fully paid up or which carries any liability.

5.5 No UK Group Company has any branch, place of business or permanent establishment outside the United Kingdom.

5.6 No Group Company has, at any time in the last three years, repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its shares, or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so.

5.7 The entire authorised capital stock of Plessey Inc. consists of 1000 common shares all of which are issued and outstanding and no shares of Plessey Inc. are held in treasury. All of the issued and outstanding shares of Plessey Inc. have been duly authorised, are validly issued, fully paid, and non assessable, and are held of record by GEC Inc. as set forth in Schedule 7 of this Agreement. There are no outstanding or authorised options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Plessey Inc. to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorised stock appreciation, phantom stock, profit participation, or similar rights with respect to Plessey Inc. capital stock. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Plessey Inc.

6.   Options, Mortgages and Other Encumbrances

     There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

7.   Statutory Returns

7.1 The copies of the constitutional documents of each Group Company which are in the Data Room are complete and accurate in all material respects, have attached to them copies of all resolutions and other documents required by law to be so attached and set out to the extent required by applicable law the rights and restrictions attaching to each class of share capital of that Group Company.

7.2 The statutory books (including all registers and minute books) of each Group Company have, in the three years ended on the date of this Agreement, been properly kept as required by law and no written notice or allegation that has not been complied with that any of them is incorrect or should be rectified has been received in the three years ended on the date of this Agreement.

7.3 All documents which should have been delivered within the last three years by each Group Company to the Registrar of Companies (or its equivalent in respect of jurisdictions other than England and Wales) have, in all material respects, been properly so delivered.


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                                       53


8.   Contracts

8.1 There are no subsisting contracts to which any Group Company is a party which were entered into otherwise than in the ordinary course of business of that Group Company.

8.2 The details of the agency and distributorship agreements to which any Group Company is party are attached to the Disclosure Letter.

8.3 There is not outstanding any guarantee, indemnity, performance bond or suretyship given by any Group Company to secure any obligation of any person not within the Group.

8.4  There are no GEC Securities.

8.5 Material details of the Group's only contracts under which deliveries are still due to be made at the date hereof:-

     (A) with its largest 22 customers by sales values measured on the basis of the aggregate of (x) amounts billed by the Group for the period 1st April, 1997 to 30th September, 1997 and (y) the value of outstanding orders scheduled for delivery by 31st March, 1998; and

     (B) with its largest ten suppliers (but ignoring suppliers of capital equipment) measured by purchase values for the year ended 31st March, 1997;

     are attached to the Disclosure Letter. For these purposes, "customer" and "supplier" means a person (the "contracting party") together with its subsidiaries and subsidiary undertakings who has contracted with a member of the Group for the purchase or, as the case may be, the supply of goods and, in the case of a customer, includes a person (a "sub-contractor") with whom any such contracting party (including its subsidiaries and subsidiary undertakings) has contracted for the purchase of goods of the same type where the sub-contractor has contracted with the relevant member of the Group for the purchase of such goods, taken as a single customer or, as the case may be, as a single supplier.

8.6 There is attached to the Disclosure Letter a list of all hire purchase contracts and finance and operating leases which relate to assets used by any Group Company to which such Group Company is a party and which involves an annual charge in excess of (pound)25,000 and the term of which will not expire within 6 months from the date hereof. The aggregate annual charge outstanding at 31st December, 1997 in respect of hire purchase contracts and finance and operating leases (in each case the annual charge for which does not exceed (pound)25,000) did not exceed (pound)100,000.

8.7 (A) The Group will not at Completion be in default (otherwise than arising from any default relating to change of control) under contracts with customers which will following Completion result in contractual liabilities in relation to sales made before Completion (or only not made before Completion because of default in delivery at the time stipulated in such contract, but then only in relation to such late delivery) for such default exceeding 1.75 per cent. of the Group's preceding 12 month's sales but excluding any defaults which are the subject of the covenant in clause 5.4 of this Agreement.

     (B) There is attached at item 26 of section 7.2 of the Schedule to the Disclosure Letter a list of the aggregate sales from 1st April, 1997 to 31st December, 1997 for each product for which such aggregated sales (at invoiced value) were less than the aggregated GPS Standard Cost for the Financial Year 1997 as set out at item 10 of section 1.11 of the Schedule to the Disclosure Letter.

8.8 No Group Company is in default under any obligations existing by reason of membership of any association or body.

8.9 The Group will not at Completion be in default (otherwise than arising from any default relating to change of control) under contracts with suppliers which will result in such supplier validly claiming material damages from the Group.

9.   Events since the Accounts Date

9.1  Since the Accounts Date:-

     (A)  the business of the Group has been carried on in its ordinary course;

     (B) no resolution of any Group Company in general meeting has been passed; and

     (C) no dividend or distribution has been declared, paid or made and no share or loan capital has been issued or agreed to be issued or put under option by any Group Company.

9.2 A list of all individual legally binding capital commitments of each Group Company in excess of US$100,000 as at 30th September, 1997 is attached to the Disclosure Letter.

10.  Grants

          A list of all grants and a summary of the amounts received and the amounts outstanding, aid and subsidies paid or made to any Group Company during the last six years by, and of all outstanding claims by any Group Company for any such grant, aid or subsidy from, any supra-national, national or local authority or government agency are set out in the Disclosure Letter.


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                                       55


11.  Licences and restrictions on the business of each Group Company

11.1 Each Group Company has all material statutory and regulatory licences, consents, permissions and approvals required for the carrying on of the business now being carried on by it.

11.2 All licences, consents, permissions and approvals referred to in sub-paragraph 11.1 above are in full force and effect and GEC is not aware that there are any circumstances which indicate that there is a substantial likelihood that any of such licences, consents, permissions or approvals will or may be revoked or not renewed or which may confer a right of revocation or that the terms may be altered to the detriment of the relevant Group Company.

12.  Bank Accounts and Borrowings

12.1 Details of all bank accounts maintained or used by each Group Company (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) are set out in or attached to the Disclosure Letter.

12.2 Details of all overdraft, loan and other financial facilities available to the Group are set out in the Disclosure Letter.

12.3 Except for any borrowings under the overdraft, loan and other financial facilities referred to in sub-paragraph 12.2 above, no Group Company has any outstanding loan capital nor has any Group Company incurred or agreed to incur any borrowing which it has not repaid or satisfied, or lent or agreed to lend any money which has not been repaid to it or owns the benefit of any debt present or future (other than debts due to it or owed to it in the ordinary course of trading) save in any of the foregoing cases for any such matters or arrangements between Group Companies.

13.  Insolvency

13.1 No resolution has been passed for the winding up of any Group Company or for a provisional liquidator to be appointed in respect of any Group Company and no meeting has been convened and, so far as GEC is aware, no petition has been presented for the purpose of winding up any Group Company.

13.2 No administration order has been made and, no petition for such an order has been presented in respect of any Group Company.

13.3 (A) No receiver (which expression shall include an administrative receiver) has been appointed in respect of any Group Company or all or any of its assets;

     (B) Plessey GmbH has not itself filed nor has any other person filed a petition for the institution of insolvency proceedings against Plessey GmbH nor has

          Plessey GmbH offered or made a settlement or moratorium in court or out of court with its creditors generally.

13.4 (A) No Group Company is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.

     (B) Neither Marconi SA or Plessey France SA is insolvent or unable to pay its debts ("en etat de cessation des paiements") within the meaning of French law No. 85-98 of 25th January 1985 or has stopped paying its debts as they full due.

13.5 (A) No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any Group Company.

     (B) No voluntary arrangement ("Reglement amiable") has been proposed under French law No. 84-148 of 1st March, 1984 in respect of Marconi SA or Plessey France SA.

14.  Litigation

14.1 Other than in respect of the payment and collection of debts in the ordinary course of its business, no Group Company is engaged in any litigation, arbitration or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation, arbitration or criminal proceedings by or against any Group Company is pending, or (so far as GEC is aware) threatened, the adverse determination of which will result in a financial liability of more than(pound)50,000 for any Group Company or the imposition of an injunction or similar order on it provided that this shall not apply to contracts with customers to which the provisions of paragraph 8.7(A) above shall apply.

14.2 No Group Company is subject to any order or judgment given by any court (including, without limitation, any injunction or order for specific performance) which is still in force and has not given any undertaking to any court arising out of any legal proceedings which remains outstanding.

14.3 No claims in excess of (pound)50,000 have been made against any Group Company by any Employee in respect of any personal accident or injury that occurred at the premises of a Group Company.

14.4 No Group Company has outstanding any written claim nor, so far as GEC is aware, are any claims pending or threatened in writing in each case in connection with the sale of those businesses, undertakings and companies listed at item 7.6 of section 1 of the Schedule to the Disclosure Letter alleging a failure on the part of the seller thereof to comply prior to Completion with its obligations under those agreements listed at that item.

15.  Compliance with Laws and No Investigation

15.1 So far as GEC is aware, no Group Company's business is being conducted in contravention of any relevant legislation which contravention has a material and adverse effect on the business of the Group as a whole.

15.2 So far as GEC is aware, no Group Company has received written notification that any non routine investigation or inquiry is being conducted by any governmental or other regulatory body in respect of its affairs in respect of which there is a substantial likelihood that such investigation or inquiry will lead to proceedings, the adverse determination of which would have a material and adverse effect on the business of the Group as a whole.

15.3 No Group Company is now, nor has it during the last six years been, a party to any agreement or arrangement or concerted practice and it does not conduct nor has it conducted its business affairs in a manner which:

     (A) is subject to registration but not registered under the Restrictive Trade Practices Acts 1976 and 1977;

     (B) contravenes the provisions of the Resale Prices Act 1976 or the Competition Act 1980;

     (C) infringes either Article 85 or 86 of the Treaty of Rome establishing the European Community; or

     (D) is void or unenforceable (whether in whole or in part) by virtue of, or may render it liable to proceedings under, the legislation referred to in paragraphs 15.4 (A) to (C) below.

15.4 No Group Company is now nor has it during the last six years been, a party to any agreement or arrangement or been involved in any business practice in respect of which an undertaking has been given by or an order made against or in relation to it pursuant to any anti-trust or similar legislation in any jurisdiction in which it carries or carried on business or has or had assets or sales, including (without limitation):

     (A) Article 85 or 86 of the Treaty of Rome establishing the European Community;

     (B)  the Restrictive Trade Practices Acts 1976 and 1977;

     (C)  the Resale Prices Act 1976;

     (D) the Fair Trading Act 1973 or any secondary legislation adopted under that Act; and

     (E)  the Competition Act 1980.

15.5 No Group Company is now, nor has it during the last six years been, a party to any agreement or arrangement or been involved in any business practice in respect of which:

     (A) any non-routine request for information, statement of objections or similar matter has been received by any Group Company from any court, tribunal, governmental, national or supra-national authority; or

     (B) an application for negative clearance or exemption has been made to the Commission of the European Communities.

15.6 So far as GEC is aware, no Group Company has received any aid granted by a Member State of the European Union or through Member State resources in any form whatsoever which distorts or threatens to distort competition by favouring certain undertakings or the production of certain goods, which aid affects trade between member states and is incompatible with the Common Market.

16.  Assets

16.1 Each of the tangible assets (other than the Properties, the Certificated Properties and the Overseas Offices) included in the Accounts as being owned by any Group Company, or acquired by such Group Company since the Accounts Date and which, if acquired before such date, would have been included in the Accounts, (other than assets sold, realised or applied in the normal course of business) where such asset has a current net book value in excess of(pound)1,000 and is used by or is available for use by that Group Company at the date of this Agreement is owned both legally and beneficially by that or another Group Company and no Group Company has granted any option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance over any such asset, subject in any case to retention of title and vendor's liens arising in the ordinary course of business and liens arising by operation of law.

16.2 Plant and machinery, (but excluding vehicles), which had an original cost in excess of (pound)100,000 and has an existing book value in excess of (pound)25,000 used in the business of any Group Company is, taken as a whole, in reasonable condition (subject to fair wear and tear) having regard to its age and in satisfactory working order.

17.  Ownership of Land

17.1 The Properties (save for those listed at paragraph 3 of Part I to Schedule
     8), the Certificated Properties and the Overseas Offices are the only immovable properties owned, used or occupied by a Group Company or in respect of which any Group Company has any estate, interest, right or ownership.

17.2 In relation to (a) the Overseas Offices at Scotts Valley, Santa Cruz and
     (b) each of the Properties save for those listed at paragraph 3 of Part I to Schedule 8:-

     (A) the relevant Group Company specified in Schedule 8 as owner of the Property or Overseas Offices (the "Owner") is legally and beneficially entitled to the Property or Overseas Offices and the Owner has under its control all of the title deeds and documents listed in the Disclosure Letter;

     (B) the Owner holds the Property or Overseas Offices subject to the leases, underleases, sub-leases, tenancies or licences particulars of which are set out in the Disclosure Letter but is otherwise in physical possession and actual occupation of the Property or Overseas Offices;

     (C) neither GEC nor the relevant Group Company has been notified in writing nor is it aware of a material breach of any provision of any lease under which the Owner holds the Property or Overseas Offices where such breach is still outstanding;

     (D) neither GEC nor the relevant Group Company has received nor is it aware that the Owner as its owner has received notice in writing of any outstanding breach under planning legislation in respect of the Property or Overseas Offices;

     (E) neither GEC nor the relevant Group Company has received nor is it aware that the Owner has received notice in writing of any legal proceedings or notice in writing of any circumstance which in the reasonable opinion of GEC or Owner Company will result in legal proceedings in respect of the Property or Overseas Offices which are or are likely to be material in the context of the business carried on by the Group as a whole.

17.3 Neither GEC nor the relevant Group Company has received nor is it aware that any Group Company has received notice in writing of any liability (whether actual or contingent) in relation to any leasehold property which such Group Company has assigned or otherwise disposed of.

17.4 The information provided by GEC and by any member of the Group for the purposes of each certificate of title is, so far as GEC is aware, true, complete and accurate in all material respects and is not materially misleading.

17.5 Each of the Overseas Offices is held pursuant to the tenancy agreement or licence described in Part III of Schedule 8 and neither GEC nor the relevant Group Company has received or been notified in writing or is aware of a material or persistent breach of that tenancy agreement or licence (as the case may be) where such breach is still outstanding.

17.6 In relation to each of the Properties save for those listed at paragraph 3 of Part I to Schedule 8:

     (A) The Properties are free from any mortgage debenture, charge, rent charge, lien or any other encumbrance securing the repayment of monies or other obligation of monies or other obligation of liability of any of the Group Companies or any other person.

     (B) The Properties are not subject to any outgoings other than business rates, water rates and insurance premiums and in the case of leasehold properties rent and service charges.

     (C) So far as GEC is aware the Properties are not subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licences, grants, restrictions overriding interests or other similar rights vested in third parties.

     (D) So far as GEC is aware none of the Properties is affected by any compulsory purchase order, notice or resolution.

     (E)  Where any of the matters referred to in paragraphs 17.6(A), (B) and
          (C) have been disclosed in the Disclosure Letter, GEC is not aware that it has received notice in writing of any breach that is still outstanding.

     (F) So far as GEC is aware the Properties are not subject to any option, right of pre-emption or right of first refusal.

     (G) So far as GEC is aware it has not received notice of any breach of building regulations that is still outstanding.

     (H) So far as GEC is aware the Group Companies have not received notice of any breach of the terms of the following which is still outstanding:

          (i) all permissions, orders and regulations applicable to the Properties;

          (ii) all agreements under the Town and Country Planning Act 1971 s52 made or planning obligations under the Town and Country Planning Act 1990 s106 undertaken with respect to the Properties or other relevant legislation; and

         (iii) all agreements made under the Highways Act 1980 s38 with respect to the Properties or other relevant legislation.

     (I) The buildings and other structures on the Properties are in sufficient repair to be fit for the purposes for which they are being used.

     (J) So far as GEC is aware there are no outstanding disputes with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement or right over or means of access to any of the Properties.

     (K)  None of the Properties is affected by past or present mining activity.

     (L) No building or structure on the Properties is affected by structural damage such that it is not fit for the purposes for which it is being used.

     (M) So far as GEC is aware it has not received any notice that any licences, consents and approvals required from the landlords and superior landlords under any leases of the Properties have not been obtained nor that the covenants on the part of the tenant contained in any licences consents and approvals have failed to be duly performed and observed and there are no rent reviews under the leases of the Properties held by any Group Company currently in progress.

     (N) So far as GEC is aware no obligation necessary to comply with any notice or other requirement given by the landlord under any leases (or underleases) of the Properties is outstanding and unobserved or unperformed.

     (O) There is no obligation to reinstate any of the Properties by removing or dismantling any alteration made to it by any Group Company or so far as GEC is aware any predecessor in title to any Group Company.

17.7 In relation to each of the Properties (save for those listed at paragraph 3 of Part I to Schedule 8) and the Overseas Offices:

     (A) So far as GEC is aware it has not received any notice of non-compliance with applicable statutory and bylaw requirements with respect to the Properties and the Overseas Offices and in particular (but without limitation) with the requirements as to fire precautions and under the Public Health Acts and the Offices Shops & Railway Premises Act 1963, the Health & Safety at Work Act 1974 and the Workplace (Health, Safety and Welfare) Regulations 1992 which is still outstanding.

     (B) So far as GEC is aware it has not received any notice of any outstanding and unobserved or unperformed obligation with respect to the Properties and the Overseas Offices necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

     (C) So far as GEC is aware each of the Properties and the Overseas Offices is entitled to rights of access and rights to services sufficient for the purposes for which the relevant Property or Overseas Office is being used.

     (D) So far as GEC is aware the principal means of access to the Properties and the Overseas Offices is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense and no means of access to the Properties is shared with any other party nor subject to rights of determination by any other party.

     (E) Each of the Properties and the Overseas Offices enjoys the mains services of water drainage electricity and gas.

     (F) No licences are required whether under the Licensing Act 1988 or otherwise in relation to any of the Properties or the Overseas Offices.

17.8 The information contained in Schedule 8 Part I and Part III as to the tenure of each of the Properties and the Overseas Offices, the principal terms of the leases or licences held by a Group Company (and the principal terms of the tenancies and licences subject to and with the benefit of which the Properties and the Overseas Offices are held) is true and accurate in all respects.

17.9 Except in relation to the Properties, the Certificated Properties and the Overseas Offices, no Group Company has any liabilities (actual or contingent) arising out of the conveyance, transfer, lease, tenancy, licence agreement or other document relating to land or premises or an interest in land or premises, including without limitation, leasehold premises assigned or otherwise disposed of.

18.  Intellectual Property

18.1 (A) Details of all registered Intellectual Property legally and beneficially owned by a Group Company and details of all applications for registration thereof are set out in the Disclosure Letter.

     (B) Such intellectual property is free from all charges or similar encumbrance, save for any licence disclosed pursuant to Warranty 18.4.

18.2 All renewal fees and administrative steps required for the maintenance of the rights disclosed pursuant to Warranty 18.1 have been paid or taken. GEC is not aware of any challenge or attack by a third party or competent authority to such rights and no such challenge or attack has been communicated to GEC (excluding routine patent and trade mark registry actions). No claims have been made by any employee of a Group Company pursuant to sections 40 and 41 of the Patents Act 1977 relating to patents or patent applications disclosed pursuant to Warranty 18.1.

18.3 GEC is not aware that the effect of anything which has been done or omitted to be done by a member of the GEC Group in relation to the prosecution and maintenance of the rights disclosed pursuant to Warranty 18.1 has prejudiced the validity or enforceability of such rights so as to have a material adverse effect on the business of the Group Companies.

18.4 Details of all material licences (excluding shrink-wrap software licences) granted to or by a Group Company in respect of any Intellectual Property are set out in the Disclosure Letter and no Group Company is in material breach of any such licence and so far as GEC is aware, no other party thereto is in material breach of any such licence. Nothing has been done by any Group Company which would entitle the


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                                       63


     other party to the licence to terminate such licence (excluding any consequence of entering into the transactions contemplated by this Agreement).

18.5 So far as GEC is aware the processes and methods of employed, the services provided, the business conducted and the products used or dealt in by Group Companies in relation to their business as carried on at the date of this Agreement do not infringe or make unauthorised use of the rights of any other person in any Intellectual Property (or confidential information). No written claim has been communicated to GEC by a third party alleging the infringement of any Intellectual Property or misuse of confidential information through use of the processes and methods employed, services provided or products used or dealt in by Group Companies.

18.6 So far as GEC is aware there is no unauthorised use or infringement by any person of any Intellectual Property owned by a Group Company.

18.7 Save in the ordinary course of business or to its employees no Group Company has disclosed any confidential information except under an obligation of confidentiality.

18.8 The sub-licence in the Agreed Form relating to the AT&T/Licence Cross Licence grants all rights capable of being granted by GEC for the business of the Group Companies under the AT&T/Licence Cross Licence.

18.9 GEC has disclosed in the Disclosure Letter the Group Companies' plan in respect of Year 2000 compliance.

18.10 So far as GEC is aware the Group is in substantial compliance with its plan in respect of Year 2000 compliance.

18.11 Details of disaster recovery and security procedures relating to the Group Companies have been disclosed in the Disclosure Letter.

18.12 The Hardware and Software operates and has been maintained so as to support the businesses of the Group Companies at Completion and so far as GEC is aware there are no defects or errors (excluding issues relating to Year 2000 compliance) which are having a material adverse effect on the business of the Group Companies.

19.  Sale of Shares

     No one is entitled to receive from any Group Company any finders fee, brokerage or other commission in connection with the sale and purchase of the Shares under this Agreement.

20.  Insurances

20.1 (A) Details of the insurance policies maintained by or on behalf of each Group Company are attached to the Disclosure Letter.


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                                       64


     (B) So far as GEC is aware, all such policies are in force and, so far as GEC is aware, no Group Company has done anything or omitted to do anything as a result of which any of such policies is void or voidable and no claims are outstanding for amounts in excess of (pound)50,000 under each such policy.

21.  Employees

21.1 (A) The name and particulars of remuneration, profit sharing, incentive and bonus arrangements (including payments in connection with termination of any office or employment and loyalty payments) and material benefits of the Employees as at 9th January, 1998 are set out in or attached to the Disclosure Letter and such particulars are true and accurate in all material respects.

     (B) Since that date, no Employee with a basic salary in excess of (pound)50,000 per annum has ceased to be an Employee or has given notice terminating his contract of employment and no such person has been taken on by the Company.

21.2 The contract of employment of each Employee may be terminated by the employer without damages or compensation (other than that payable by statute) by giving at any time no more than 13 weeks notice.

21.3 There is no material dispute with any trade union or other such representative body existing or, so far as GEC is aware, pending or threatened in relation to the business of any Group Company.

21.4 Details of all collective agreements and recognition agreements for the time being affecting the Employees or their conditions of service are attached to the Disclosure Letter.

21.5 (A) Within the year immediately preceding the date of this Agreement, no Group Company has given notice of any redundancies to the Secretary of State or started consultations with any independent trade union under the provisions of Part IV, TULRCA or failed in any material respect to comply with any such obligation under the said Part IV or has undertaken any corresponding steps applicable under the laws of another jurisdiction.

     (B) Plessey GmbH has not taken within the year immediately preceding this Agreement any steps for mass dismissals requiring prior notice to be given to the Labour Authority .

21.6 So far as GEC is aware, there is not outstanding any material dispute or material claim by any Employee or any former employee of any Group Company, nor is GEC aware of any circumstances which have arisen from which there is a substantial likelihood of such claims or disputes.


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                                       65


21.7 GEC is not aware of any complaint, enquiry or investigation which has been made to or against any Group Company or Employee of any Group Company or which is pending or threatened or expected in respect or race discrimination, equal pay or unequal treatment or disability discrimination by any Group Company or Employee of any Group Company.

22.  The Environment

22.1 The business of each Group Company is in all material respects being conducted in compliance with Environmental Laws and so far as GEC is aware, each Group Company, its directors, officers and employees has in the last three years complied in all material respects with Environmental Laws.

22.2 Each Group Company has all Permits necessary at the date of this Agreement for the operation of the business of such Group Company.

22.3 No circumstance exists (other than the sale of the Shares) which is likely to result to the material detriment of the Group as a whole, in suspension, or revocation of any Permit or is likely to result in any such Permit not being renewed.

22.4 No material work or material expenditure is required under any Environmental Laws in order to carry on the business of any Group Company where failure to carry out such work or to incur such expenditure as at the date of this Agreement is a breach of Environmental Laws or any Permit.

22.5 So far as GEC is aware, no Group Company has in the last three years received any written notice or other written or recorded communication from which it reasonably appears that it is likely to be in breach of or liable under Environmental Laws or under any Permit.

22.6 So far as GEC is aware, none of the sites currently used, owned or occupied by any Group Company is now being or is polluted or contaminated to a material extent as a result of:

     (i) any process or operation (including without limitation waste management operations) carried out there by any Group Company or any third party; or

     (ii) substances kept or used there by any Group Company or any third party.

22.7 No written notice or other written or recorded communication has been received in the last three years by any Group Company from any competent authority concerning the inclusion of any land currently or formerly used, owned or occupied by any Group Company within any register of contaminated sites or requiring any remediation works and GEC knows of no current intention on the part of any competent authority to give such notice or communication nor of any current investigations by any competent authority which might give rise to such an intention.


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                                       66


22.8 GEC is not aware of any circumstances which are reasonably likely to give rise to a claim against any Group Company in respect of material pollution or contamination on, under or in formerly owned sites.

22.9 Each Group Company is taking all necessary steps to ensure keeping, treatment, consignment and disposal of wastes produced or handled in the course of each Group Company's business so as to comply in all material respects with Environmental Laws.

22.10 Each Group Company has, so far as GEC is aware, supplied to the competent authorities such material information and assessments as to each Group Company's processes, operations, substances, discharges, wastes and effluents as is required by Environmental Laws to be supplied.

22.11 All such information given was, so far as GEC is aware, correct in all material respects at the time the information was supplied and so far as GEC is aware all such information contained on public registers as is required by Environmental Laws is true and accurate.

22.12 Neither GEC (in relation to the operations of the Group) nor any Group Company has applied for any information to be excluded from any public register maintained in accordance with Environmental Laws on the grounds of commercial confidentiality or otherwise.

22.13 So far as GEC is aware, each Group Company has carried out and made all such assessments or plans as are required by and in accordance with Environmental Laws in relation to that Group Company's substances, processes, operations, discharges, wastes and effluents (including without limitation those relating to hazardous substances, accident hazards, releases to the environment and noise) and reasonably complete and accurate records have been kept of such assessments and plans.

22.14 So far as GEC is aware, all remedial, preventative and protective measures expressly required by Environmental Laws have been implemented and maintained by each Group Company in all material respects.

22.15 For the avoidance of doubt, the Purchaser shall not be entitled to claim under any of warranties 22.1, 22.3, 22.4, 22.7 or 22.9, in relation to pollution or contamination of soil, surface water, groundwater or other water in or below ground unless GEC is aware such pollution or contamination was so caused.

23.  The Accounts and Tax

23.1 No Group Company has any liability in respect of Taxation that is not disclosed or provided for in the Accounts and, in particular, has no outstanding liability for:-

     (A) Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to


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                                       67


          arise on or at any time prior to the Accounts Date or in respect of any period ending on or before the Accounts Date; or

     (B) purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Accounts Date;

     that is not provided for in the Accounts.

23.2 The amount of the provision for deferred Taxation in respect of each Group Company contained in the Accounts was, at the Accounts Date, in accordance with accountancy practices generally accepted in the United Kingdom or the relevant jurisdiction of incorporation and commonly adopted by companies carrying on businesses similar to those carried on by that Group Company.

23.3 If all facts and circumstances which are now known to the Group or to GEC had been known at the time the Accounts were drawn up, the provision for deferred Taxation that would be contained in the Accounts would be no greater than the provision which is so contained.

24.  Tax Events since the Accounts Date

     Since the Accounts Date:

     (A) no Group Company has paid any dividend or made any distribution of assets or repayment of capital by reference to which it will or may be liable to Tax;

     (B)  no accounting period of any Group Company has ended;

     (C) there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was materially less than the consideration which could be deemed to have been received for tax purposes;

     (D) no event has occurred which will give rise to a tax liability on any Group Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in such Group Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

     (E) no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;


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                                       68


     (F) no Group Company has incurred expenditure of a revenue nature or entered into a commitment to incur expenditure of a revenue nature which will not be deductible in computing trading profits for the purposes of corporation tax, or be deductible as a management expense of an investment company, other than expenditure at rate proportionately no greater than the corresponding rate for the accounting period ending on the Accounts Date;

     (G) no Group Company has paid or become liable to pay any interest or penalty in connection with any tax, has otherwise paid any tax after its due date for payment or owes any tax the due date for payment of which has passed or will arise in the 30 days after the date of this agreement.

     (H) no Group Company has taken any action which prejudiced any arrangement or agreement which it had previously negotiated with any revenue or income tax authority;

     (I) no UK Group Company has made nor has any UK Group Company become entitled to make a claim under section 24(2), section 48 or section 280 of or Schedule 4 to TCGA 1992.

25.  Tax Returns, Disputes, Records and Claims, etc.

25.1 Each Group Company has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any revenue or income tax authority and within the requisite periods. All such returns were when made up to date and correct.

25.2 So far as GEC is aware, there is no dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any revenue authority regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from any Group Company or regarding the availability of any relief from tax or duty to such Group Company and there are no circumstances which make it likely that any such dispute or disagreement will commence.

25.3 Each Group Company has sufficient records relating to past events, including any elections made, to calculate the tax liability or relief which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by that Group Company or acquired by that Group Company since that date but before Completion.

25.4 Each Group Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purposes of the Accounts and all particulars furnished to any revenue or income tax authority in connection with the application for any statutory consent or clearance on behalf of any Group Company or directly affecting any Group Company made since the Accounts Date fully and accurately disclosed all facts and circumstances material for the decision of the authority in question.


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                                       69


25.5 The amount of tax chargeable on any Group Company during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any revenue or income tax authority.

25.6 No Group Company has received any written notice from any revenue or income tax authority which required or will or may require it to withhold tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement.

26.  Stamp Duty

     Each Group Company has duly paid any stamp duty or other similar duty, levy or transaction tax for which it is liable and all documents which are required to be stamped, which are in the possession of any Group Company and by virtue of which any Group Company has any right material to the business of the Group as a whole have been duly stamped.

27.  Value Added Tax

27.1 Each Group Company has complied with any obligation to register for the purposes of any purchase, value added, sales or other similar tax in any part of the world and has complied in all material respects with its other obligations under any legislation relating to such tax.

27.2 Each Group Company resident in a member state of the European Union has been or will be able to recover or obtain credit for all amounts in respect of VAT it has incurred since the Accounts Date.

28.  Duties, etc.

     All value added tax, import duty, excise duties and other similar taxes, duties or charges payable to any tax authority upon the importation of goods or in respect of any assets (including trading stock) imported, owned or used by a Group Company have been paid in full.

29.  Tax on Disposal of Assets

     On a disposal of all its assets by a Group Company for:-

     (A) in the case of each asset owned by a Group Company at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the Accounts; or

     (B) in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition


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                                       70


          then either:-

          (a) in respect of any asset falling within (A) above, the liability to tax (if any) which would be incurred by a Group Company in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the Accounts; or

          (b) in respect of any asset within (B) above, no tax liability would, so far as GEC is aware, be incurred by a Group Company in respect of that asset.

30.  Non-Deductible Revenue Outgoings

     No Group Company is under any obligation to make any future payment of a revenue nature which will be prevented (whether on the grounds of being a distribution or for any other reason) from being deductible for corporation tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income or (in the case of Group Companies subject to UK corporation tax) as a non-trading debit under Chapter II Part IV Finance Act 1996, by reason of any Tax legislation.

31. No UK Group Company has since 5th April 1965 repaid or agreed to repay or redeemed or agreed to redeem its share capital or capitalised or agreed to capitalise in the form of debentures or redeemable shares any profits or reserves of any class or description.

32. No security (within the meaning of section 254(1) ICTA 1988) issued by any UK Group Company and outstanding at the date of this agreement was issued in such circumstances that the interest payable on it or any other payment required to be made in respect of it falls to be treated as a distribution under section 209 ICTA 1988.

33.  Deductions and Withholdings

     During the last six years, each Group Company has made all deductions in respect or on account of any tax from any payments made or benefits provided by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

34.  Intra-Group Transactions

     No Group Company has, at any time within the last six years, acquired any asset from any other company which was, at the time of the acquisition, a member of the same group of companies as that member for the purposes of any tax such that, at Completion, there will be a charge to tax arising.


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                                       71


35.  Residence

     The country which is given in Schedule 7 as the tax residence of each Group Company is the only country whose tax authorities seek to charge tax on the world-wide profits or gains of that Group Company and that Group Company has never paid tax on income, profits or gains to any tax authority in any other country except that mentioned in Schedule 7 in respect of it. There has in the three years prior to Completion been no major change in the nature or conduct of the trade of any Group Company for the purposes of section 768 ICTA 1988.

36.  Transfer Pricing

     So far as GEC is aware, Plessey Inc. has received no enquiries from any revenue or income tax authority relating to an actual or potential Transfer Pricing Adjustment (as that term is defined in the Tax Covenant).


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                                       72


                                   Schedule 4:
               Limitations on GEC's Liability under the Warranties

1.   Agreements to which this Schedule is Applicable

     The parties intend that the provisions in this Schedule apply to this Agreement and, where so stated, to the Tax Covenant and the Environmental Deed.

2.   Warranties

2.1 Notwithstanding anything in this Agreement to the contrary, the provisions of this Schedule shall operate to limit the liability of GEC in respect of any claim by the Purchaser for any breach of the Warranties and, where so stated, the Tax Covenant and the Environmental Deed.

2.2  The only Warranties given:

     (A) in respect of defaults under contracts with customers are those contained in paragraph 8.7(A) of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to defaults under contracts with customers;

     (B) in respect of defaults under contracts with suppliers are those contained in paragraph 8.9 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to defaults under contracts with suppliers;

     (C) in respect of Intellectual Property and Information Technology are those contained in paragraph 18 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Intellectual Property and Information Technology;

     (D) in respect of matters related to the Environment, are those contained in paragraph 22 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to any matter related to the Environment;

     (E) in respect of any Property, Certificated Property and Overseas Office (as the case may be) are those contained in paragraph 17 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to any Property, Certificated Property and Overseas Office (as the case may be); and

     (F)  in respect of Tax, are those contained in paragraphs 23 to 36 of
          Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Tax.


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                                       73


3.   Limitations on Liability under Warranties and Undertakings

3.1  Limitations on Amount

     (A) The Purchaser shall not in any event be entitled to damages in respect of any claim or claims under any of the Warranties (or, in relation to A(i) below but not A(ii), the Tax Covenant and the Environmental
          Deed), except as follows:-

          (i) in respect of any individual claim, unless the amount for which GEC is finally liable exceeds (pound)50,000; and

          (ii) in respect of all such claims, unless and until the aggregate amount of all such claims for which GEC is finally liable exceeds US$8,000,000, being the aggregate of claims made under the Warranties (but not, for the avoidance of doubt, where such claim is capable of being made under Clauses 5.1, 5.4 or 7.1 or under the Tax Covenant or under the Environmental Deed) in which case GEC shall be liable for the whole of such sum and not merely the excess;

     (B) The total aggregate liability of GEC for breach of this Agreement (save for Clause 2) and under the Tax Covenant and under the Environmental Deed shall not in any event exceed the Purchase Price (as reduced if applicable by the operation of Clause 3.4(G) and (H)).

     (C) For the purpose of sub-paragraph 3.1(A)(i), claims arising out of the same causal event, matter or practice shall be aggregated and treated as a single claim.

3.2  Time Limits for Bringing Claim

     No claim shall be brought against GEC in respect of any breach of the Warranties unless the Purchaser shall have given to GEC written notice of such claim specifying (in reasonable detail) the matter which gives rise to the breach or claim, the nature of the breach or claim and the amount claimed in respect thereof (detailing to the extent reasonably practicable the calculation of the loss thereby alleged to have been suffered by the Purchaser) on or before the date falling one year after the Completion Date or, in the case of claims arising under the Warranties contained in paragraph 22 of Schedule 3, four years from the Completion Date or, in the case of claims arising under the Warranties contained in paragraphs 23 to 36 of Schedule 3, seven years from the Completion Date.

     PROVIDED that the liability of GEC under this sub-paragraph shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within six months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon GEC.


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                                       74


3.3  Conduct of Litigation

     Upon the Purchaser becoming aware of any claim, action or demand against it or matter likely to give rise to any of these in respect of the Warranties (a "Claim"), the Purchaser shall and shall procure that the relevant Group Company shall (except in relation to a Claim under the Warranties contained in paragraph 22 of Schedule 3 in relation to a Protected Matter (as defined in the Environmental Deed) which shall not be subject to this paragraph 3.3 and shall be governed by the Schedule to the Environmental Deed):-

     (A) within 21 Business Days (or such shorter period as is necessary to enable GEC to make a substantive response to any such Claim) notify GEC by written notice as soon as it appears to the Purchaser that any such Claim of a third party received by or coming to the notice of the Purchaser may result in a claim under the Warranties;

     (B) subject to GEC indemnifying the Purchaser and/or the relevant Group Company to their reasonable satisfaction against any liability, costs, damages or expenses which may be reasonably and properly incurred thereby, take such action and give such information and, upon reasonable notice, access to relevant personnel, premises, chattels, documents and records to GEC and its professional advisers as GEC may reasonably request and the relevant Group Company and/or the Purchaser and/or the relevant member of the Purchaser's Group shall take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any Claim in respect thereof or adjudication with respect thereto as GEC may reasonably require;

     (C) at the request of GEC and subject to GEC indemnifying the Purchaser and/or the relevant Group Company to their reasonable satisfaction against any liability, costs, damages or expenses which may be reasonably and properly incurred thereby, allow GEC to take the sole conduct of such actions as GEC may reasonably deem appropriate in connection with any such Claim in the name of the Purchaser or the appropriate member of the Purchaser's Group and in that connection the Purchaser shall give or cause to be given to GEC all such assistance as GEC may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such Claim. GEC shall:-

          (i) in response to reasonable requests from the Purchaser from time to time, keep the Purchaser informed of the progress of the Claim;

          (ii) provide the Purchaser with copies of such documentation relating to the Claim as it may reasonably request; and

         (iii) give the Purchaser such opportunities as it may reasonably request to make representations regarding the conduct of the Claim.

     (D) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such Claim or adjudication without the prior written consent of GEC (such consent not to be unreasonably withheld or delayed). If GEC agrees with the third party to settle or compromise a Claim, and the Purchaser refuses to agree to such settlement or compromise then, if the amount for which GEC subsequently becomes liable exceeds the figure at which it would have so settled or compromised the relevant Claim, GEC shall not be liable for the excess amount or any costs or liabilities incurred since the proposed date of settlement or compromise; and

     (E) the Purchaser undertakes to mitigate its loss and nothing in this Agreement shall derogate from that duty.

3.4  No Liability if Loss is Otherwise Compensated For

     (A)  General

          (i) The Purchaser and those deriving title from the Purchaser on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any individual breach of the Warranties or any matter giving rise to a claim under the Environmental Deed;

          (ii) The Purchaser shall not be entitled to seek damages or otherwise obtain reimbursement or restitution in respect of any claim under the Warranties if the loss occasioned to the Purchaser may otherwise be recovered under the Tax Covenant, the Environmental Deed or any undertaking, covenant or other provision of this Agreement; and

         (iii) No liability shall attach to GEC by reason of any breach of the Warranties if the same loss occasioned to the Purchaser or the relevant Group Company or a member of the Purchaser's Group by reason of such breach has been recovered under the Tax Covenant, the Environmental Deed and vice versa or under any other provision of this Agreement.

     (B)  Taxation

     In calculating the liability of GEC for any breach of the Warranties or under the Environmental Deed there shall be taken into account any present or future reduction in the liability to Taxation of any Group Company or member of the Purchaser's Group which would not have arisen but for the matter giving rise to such liability of GEC (such reduction to include any reduction which results from claiming a surrender of Group Relief (as that term is defined in the Tax Covenant)).


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                                       76


     (C)  Insurances

          If, in respect of any matter which would give rise to a breach of the Warranties or a claim under the Environmental Deed, the Purchaser, a member of the Purchaser's Group or a Group Company is entitled (or would have been so entitled had there been maintained in force or but for any change in the terms of the policies of insurance maintained by or on behalf of a Group Company or policies providing equivalent cover thereto) to claim under any policy of insurance, then the Purchaser will notify GEC in writing of the matter giving rise to the claim, in accordance with paragraph 3.2, but will not pursue the claim against GEC unless and until the relevant Group Company, the Purchaser or a member of the Purchaser's Group shall have made a claim against its insurers and undertaken all reasonable steps to enforce such claim provided that the period within which proceedings must be commenced under the proviso to paragraph 3.2 shall be extended (if the Warranty claim shall then be still outstanding) to the date falling six months after GEC shall have notified the Purchaser in writing that it no longer requires the Purchaser to enforce such claim. The amount recovered from any such insurance claim (or any claim which could have been made had such policies or their equivalents been maintained as aforesaid) shall then be applied to reduce or extinguish any such claims for breach of the Warranties or under the Environmental Deed.

     (D)  Recovery from Third Parties

          (i) Where the Purchaser, a member of the Purchaser's Group and/or a Group Company are at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties, the Environmental Deed or under any of the other provisions of this Agreement, the Purchaser shall, and shall procure that such Group Company or the relevant member of the Purchaser's Group shall, undertake all reasonable steps to enforce such recovery prior to taking action against GEC (other than to notify GEC of the claim against GEC) and, in the event that the Purchaser or such Group Company or relevant member of the Purchaser's Group recover any amount from such other person, the amount of the claim against GEC shall be reduced by the amount recovered, less all reasonable costs, charges and expenses properly incurred by the Purchaser or such Group Company or relevant member of the Purchaser's Group recovering that sum from such other person or if that sum is greater, the claim shall be extinguished provided that the period within which proceedings must be commenced under the proviso to paragraph 3.2 shall be extended (if the third party claim shall then be still outstanding) to the date falling six months after GEC shall have notified the Purchaser in writing that it no longer requires the Purchaser to enforce such claim;

          (ii) If GEC pays at any time to the Purchaser or the relevant member of the Purchaser's Group an amount pursuant to a claim in respect of the Warranties, the Environmental Deed or under any provisions of this Agreement and the Purchaser or relevant member of the Purchaser's Group subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that or the relevant member of the Purchaser's Group shall take all reasonable steps to enforce such recovery, and shall forthwith repay to GEC so much of the amount paid by GEC to the Purchaser or the relevant member of the Purchaser's Group as does not exceed the sum recovered from such other person less all reasonable costs, charges and expenses incurred by the Purchaser or relevant member of the Purchaser's Group recovering that sum from such other person; and

         (iii) If any amount is repaid to GEC by the Purchaser or the relevant member of the Purchaser's Group pursuant to sub-paragraph (D)(ii) above, an amount equal to the amount so repaid shall be deemed never to have been paid by GEC to the Purchaser for the purposes of paragraph 3.1.

3.5  Acts of the Purchaser

     No claim shall lie against GEC under the Warranties to the extent that such claim is attributable to:-

     (i) any voluntary act, omission, transaction or arrangement carried out at the written request of or with the written consent of the Purchaser before Completion;

     (ii) any voluntary act, omission, transaction or arrangement carried out otherwise than in the ordinary course of business by the Purchaser or on its behalf or by persons deriving title from the Purchaser on or after Completion (excluding the event of Completion itself); or

    (iii) any admission of liability made after the date hereof by the Purchaser, a Group Company or, a member of the Purchaser's Group or on their behalf or by persons deriving title from the Purchaser on or after Completion save any such admission made with the prior written consent of GEC.

3.6  Allowance, Provision or Reserve in the Completion Balance Sheets

     No matter shall be the subject of a claim for breach of any of the Warranties or under the Environmental Deed to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Completion Balance Sheets or has been included in calculating creditors or deducted in calculating debtors in the Completion Balance Sheets and (in the case of creditors or debtors) is identified in the records of the relevant Group Company or shall have been otherwise taken account of or reflected in the Completion Balance Sheets.

3.7  Retrospective Legislation

     No liability shall arise in respect of any breach of any of the Warranties if and to the extent that liability for such breach occurs or is increased as a result of any legislation not in force at the date hereof or which takes effect retrospectively save and to the extent provided in the definition of Environmental Laws in Schedule 1.

3.8  Taxation

     GEC shall not be liable in any event in respect of any claim in respect of any breach of the Warranties:-

     (A) to the extent that that claim arises or is increased as a result only of any increase in rates of Tax or any change in law or practice or any withdrawal of any extra-statutory concession by a Tax authority or any change in accountancy practice or principles, being an increase, withdrawal or change made, in any such case, after Completion with retrospective effect; or

     (B) to the extent that that claim would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser or the relevant Group Company after Completion to make any election or claim any Relief, the making or claiming of which was taken into account in computing the provision or reserve for Tax in the Accounts; or

     (C) to the extent that that claim arises by reason of a voluntary disclaimer by the relevant Group Company after Completion of the whole or part of any allowance to which it is entitled under Part II of the Capital Allowances Act 1990 or by reason of the revocation by the relevant Group Company after Completion of any claim for Relief made (whether provisionally or otherwise) by it prior to Completion; or

     (D) to the extent that that claim arises as a result of any changes after Completion in the bases, methods or policies of accounting of the Purchaser or the relevant Group Company; or

     (E) to the extent that any income, profits or gains to which that claim is attributable were actually earned or received by or actually accrued to the relevant Group Company but were not reflected in the Accounts; or

     (F) to the extent that that claim arises or is increased as a consequence of any failure by the Purchaser to comply with any of its obligations under the Tax Covenant; or

     (G) to the extent that that claim would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by the relevant Group Company, being a cessation or change occurring on or after Completion.

3.9  The Purchaser's Knowledge

     (A) GEC shall not be liable under the Warranties or the Environmental Deed to the extent that the Purchaser or any member of the Purchaser's Group at the date hereof or any of their respective employees, advisers or agents had knowledge at the date hereof of the matters forming the basis of the claim. For the purposes of this paragraph 3.9(A), the Purchaser or any member of the Purchaser's Group at the date hereof or any of their respective employees, advisers or agents shall be deemed to have knowledge of the matters forming the basis of the relevant claim if and to the extent that the employees, advisers or agents of the Purchaser or relevant member of the Purchaser's Group were given access to any document or other source of information which fairly disclosed such fact or matter and the relevant employee, adviser or agent of the Purchaser or of the relevant member of the Purchaser's Group was of the appropriate seniority to be given such access and such fact or matter was reasonably within such person's area of skill, experience or competence.

     (B) The Purchaser undertakes to notify GEC of any matter which may form the basis of a claim for breach of Warranty or pursuant to the Environmental Deed or payment under any undertaking, deed or covenant promptly upon becoming aware of the same.

3.10 No Liability for Contingent or Non-Quantifiable Claims

     If any breach of the Warranties or claim under the Environmental Deed arises by reason of some liability of any member of the Purchaser's Group or of the Purchaser or of a Group Company which, at the time such breach or claim is notified to GEC, is contingent only or otherwise not capable of being quantified, then GEC shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be.

3.11 No Warranties given in respect of prospects, forecasts, budgets or projections, the Information Memorandum or Disclosure Documents

     The Purchaser acknowledges that no Warranties are given by GEC in respect of prospects, forecasts, budgets or projections or, save as expressly set out in this Agreement, in respect of any statement made, information given or opinion expressed in the Information Memorandum or any Disclosure Document.

3.12 Payment of Claim to be Reduction in Purchase Price

     Any payment made by GEC in respect of any claim under the Warranties, the Environmental Deed or the Tax Covenant, and any payment received by GEC pursuant to this Agreement shall constitute an adjustment to the Purchase Price payable under clause 3 (Consideration) of this Agreement.

                                   Schedule 5:
                              Pension Arrangements

                               Part 1 - GEC Scheme

1. In this part of this Schedule, the following expressions shall have the meanings assigned to them below:

     "Actuary's Letter"           the letter from SPT to the Purchaser's
                                  Actuary, a copy of which is appended hereto as Appendix A;

     "GEC Scheme"                 the retirement benefits scheme established by
                                  GEC and known as "the G.E.C. 1972 Plan"
                                  constituted by a Definitive Trust Deed and Rules dated 4th March, 1982 as amended;

     "Interim Period"             the period commencing on the day immediately
                                  following Completion and ending on the day immediately preceding the Pension Transfer
                                  Date;

     "Payment Date"               the date falling 7 months after the Pension
                                  Transfer Date;

     "Pensionable Earnings"       has the meaning defined in the rules governing
                                  the GEC Scheme from time to time;

     "Pensions Legislation"       the Pensions Act 1995 and regulations
                                  thereunder made or to be made in the future;

     "Pension Transfer Date"      the date falling six months after Completion
                                  or such other earlier date as may be agreed in writing between the Purchaser and GEC;

     "Purchaser's Actuary"        Philip R. Watson of Aon Consulting Limited or
                                  such other actuary appointed by the Purchaser and notified in writing to GEC for the purposes of this part of this Schedule;

     "SPT" Stanhope Pension Trust Limited, being the trustee for the time being of the GEC Scheme;

     "Transfer Amount"            the amount calculated in accordance with the
                                  actuarial methods and assumptions set out in the Actuary's Letter in respect of benefits prospectively and contingently payable under the GEC Scheme to and in respect of the Transferring Members accrued up to the Pension
                                  Transfer Date either as agreed by SPT and the

                                  Purchaser's Actuary or as determined by the independent actuary in accordance with paragraph 10 of this part of this Schedule;

     "Transferee Scheme"          the retirement benefits scheme or schemes to
                                  be established or nominated by the Purchaser under paragraph 2.1 of this part of this Schedule;

     "Transferring Employees"     those Employees who are members of the GEC
                                  Scheme at the date of this Agreement and who are eligible to become members of the Transferee Scheme; and

     "Transferring Members"       those Transferring Employees who join the
                                  Transferee Scheme on the Pension Transfer Date and who elect that their accrued rights under the GEC Scheme are transferred to the Transferee Scheme who are still in the service of a UK Pensions Company at the time of such election.

2.   The Purchaser undertakes to:

     2.1 establish or procure the establishment of a retirement benefits scheme or schemes, by the Pension Transfer Date, in a form capable of approval by the Board of Inland Revenue as an exempt approved scheme under Chapter 1 of Part XIV of ICTA 1988 or nominate an existing retirement benefits scheme which is so approved and which is able and willing to accept a transfer payment from the GEC Scheme in respect of each Transferring Member in accordance with the provisions of this part of this Schedule;

     2.2  notify GEC in writing with particulars of the Transferee Scheme; and

     2.3 invite the Transferring Employees to become members of the Transferee Scheme with effect from the Pension Transfer Date.

3.   GEC undertakes that:

3.1 it will take all reasonable steps (including obtaining the consent of the Pension Schemes Office of the Inland Revenue) as are necessary to permit the Transferring Employees and the Company to continue to participate in the GEC Scheme for all pension and death in service benefits during the Interim Period as members and associated employer;

3.2 those of the Transferring Employees who do not become Transferring Members will be provided with such benefits and options as may be provided for in the GEC Scheme; and

3.3 it will not at any time during the Interim Period, without giving the Purchaser such prior notice in writing as is reasonable and practicable in the circumstances, take any action which would cause the GEC Scheme to be terminated or amended in any way which could prejudice the benefits prospectively and contingently payable to and in respect of the Transferring Members in respect of their participation up to the Pension Transfer Date.

4. Each UK Pensions Company shall cease to participate in the GEC Scheme at the end of the Interim Period.

5. In respect of the Interim Period, the Purchaser undertakes to GEC (for itself and as agent for SPT) that:

     5.1 each UK Pensions Company will pay to SPT the contributions to be made by and in respect of its Transferring Employees at the rate prescribed in the rules of the GEC Scheme for so long as each UK Pensions Company remains in membership of the GEC Scheme;

     5.2 each UK Pensions Company will pay a management charge to the principal company of the GEC Scheme of 1.6% of its Transferring Employees' Pensionable Earnings in respect of the whole of the Interim Period;

     5.3 the Purchaser will procure that each UK Pensions Company complies with the rules of the GEC Scheme; and

     5.4 the Purchaser shall procure that the contributions payable by the Transferring Employees at the rate prescribed by the rules of the GEC Scheme shall be deducted from the remuneration of the Transferring Employees.

     Both the relevant UK Pensions Company's and the Transferring Employees' contributions shall become due monthly in arrears on pay up to and including the 5th of each month and shall be paid immediately to SPT.

6. Immediately after the Pension Transfer Date GEC shall use all reasonable endeavours to procure that SPT shall:

     6.1 determine the Transfer Amount in accordance with the terms and assumptions set out in the Actuary's Letter within 2 months of the Pension Transfer Date;

     6.2 promptly communicate the results of its calculations to the Purchaser's Actuary; and

     6.3 agree the amount with the Purchaser's Actuary not later than 4 months after the Pension Transfer Date.

7. Subject to the Purchaser complying with its obligations under paragraphs 2 and 5 of this part of this Schedule and provided that SPT and the Purchaser's Actuary have agreed the Transfer Amount in accordance with the provisions of paragraph 6 of this part of this Schedule or otherwise determined in accordance with paragraph 10, GEC shall use all reasonable endeavours to procure that SPT shall (subject to the approval of the Board of Inland Revenue) transfer on the Payment Date to the Transferee Scheme in cash the Transfer Amount in respect of the Transferring Members from whom SPT has received a completed election form substantially in the form of Appendix B to this part of this Schedule.

8. Subject to the receipt of the Transfer Amount by the Transferee Scheme the Purchaser will procure that the Transferee Scheme will provide (subject to Inland Revenue limits not being exceeded) pensions (including spouses' pensions where applicable) and other benefits for or in respect of each of the Transferring Members in respect of service prior to Pension Transfer Date which are determined by the Purchaser's Actuary on the basis disclosed by the Purchaser's Actuary to SPT in a letter provided by the Purchaser's Actuary to SPT prior to Completion as being equivalent in value to the value of their entitlements under the GEC Scheme.

9. If any of the Transferring Members pay additional voluntary contributions in respect of which the benefits are not related to final pensionable earnings, the voluntary contributions and the additional benefits payable as a result shall be disregarded for all the purposes of this part of this Schedule. GEC shall use all its reasonable endeavours to procure that the part of the voluntary contribution fund attributable to the Transferring Members in accordance with the rules of the GEC Scheme is transferred to the Transferee Scheme on the Payment Date.

10. GEC and the Purchaser shall, where there is any dispute between SPT and the Purchaser's Actuary concerning the determination of the Transfer Amount or of any other actuarial matters to be determined or agreed by them for the purposes of this part of this Schedule, refer the matter in dispute to an independent actuary to be nominated jointly by GEC and the Purchaser or, failing agreement over the nomination, nominated by the President for the time being of the Institute of Actuaries. The person so appointed shall act as an expert and not as an arbitrator, his decision shall be final and binding and his fees shall be borne equally by GEC and the Purchaser.

11. Each of SPT and the Purchaser's Actuary may request of each other, of GEC or of the Purchaser information reasonably necessary for effecting the transfer arrangements specified under paragraphs 6 to 10 of this part of this Schedule, provided such information is within the possession or control of the party from whom it is requested. GEC or the Purchaser, as the case may be, shall use its best endeavours to procure that all such information reasonably requested in writing shall be supplied to the party requesting it within 14 days of each such request, and shall be accurate and complete in all material respects.

12. No Employee who is not at Completion a member of the GEC Scheme shall be entitled under this part of this Schedule to become a member thereof after Completion.

13. It is acknowledged that SPT and the trustees of the Transferee Scheme are not parties to this Agreement and are not bound by the terms hereof.

14. GEC and the Purchaser acknowledge that the Pensions Legislation imposes requirements and discretions on employers under and in relation to the GEC Scheme and accordingly:

14.1 The Purchaser agrees that it will procure that each UK Pensions Company will agree that GEC (or a subsidiary or associated company of GEC determined, in its absolute discretion, by GEC) may make all decisions and exercise all discretions in relation to the GEC Scheme envisaged or desirable by or under the Pensions Legislation as though GEC (or the said subsidiary or associated company) were the sole employer participating in the GEC Scheme.

14.2 While any UK Pensions Company remains a participating employer in the GEC Scheme, the Purchaser shall procure that such UK Pensions Company will in relation to the GEC Scheme:

     (A) exercise no right or discretion conferred on it by or under the Pensions Legislation without the prior written consent of GEC (such consent not to be unreasonably withheld);

     (B) exercise each right or discretion conferred on it by or under the Pensions Legislation (including, for the avoidance of doubt, contracting out) as directed from time to time in writing by GEC;

     (C) co-operate with GEC and SPT in providing information about, and access to, its employees from time to time;

     (D) from time to time execute all such deeds, documents, agreements, consents or approvals for the purpose of complying with its obligations under this sub-paragraph as may be considered necessary or desirable by GEC; and

     (E) if requested by GEC execute a deed irrevocably appointing GEC as its attorney to execute (in the name of such UK Pensions Company or otherwise) from time to time any such deeds, documents, agreements, consents or approvals.

14.3 Without prejudice to the generality of the foregoing, the Purchaser shall procure that each UK Pensions Company will at the request of GEC irrevocably:

     (A) nominate GEC as the "appropriate person" and the person to act for it for the purposes of sub-section 21(9) of the Pensions Act 1995 (as to be inserted by paragraph 1(1)(g) of Schedule 3 to the Occupational Pension Schemes (Member-nominated Trustees and Directors) Regulations
          1996) in relation to the GEC Scheme;

     (B) agree that the consultation required by section 35(5)(b) of the Pensions Act 1995 by SPT with the employer in relation to the written statement of investment principles may be with GEC to the exclusion of such UK Pensions Company; and

     (C) nominate GEC as the representative of such UK Pensions Company for the purposes of section 58(4)(a) of the Pensions Act 1995 (as to be amended by paragraph 2 of Schedule 5 to the Occupational Pension Schemes (Minimum Funding Requirement and Actuarial Valuations) Regulations 1996) in relation to the GEC Scheme.

14.4 GEC may exercise the authorities and discretions envisaged by this paragraph in its absolute unfettered discretion and in its own interests. GEC owes no duty or responsibility to the Purchaser or any UK Pensions Company in relation to the exercise of the authorities and discretions envisaged as conferred on GEC by this paragraph.

                                   Appendix A

                         Stanhope Pension Trust Limited

                                                  Direct dial: (01785) 274730


                                                  Our ref: DOC/S/04 (07.05.1997)

                                                  o 1998




Dear Sirs

The G.E.C. 1972 Plan

Stanhope Pension Trust Limited is the trustee of the G.E.C. 1972 Plan, comprising The GEC Plan and the Selected Benefit Scheme, the latter being an arrangement for additional voluntary contributions.

We offer to pay transfer values to the trustees of the Purchaser's Scheme in respect of those employees who are members of the G.E.C. 1972 Plan.

Transfer values will be calculated as described below, based on benefits accrued to the date of cessation of pensionable service and adjusted, as appropriate, for increases to the date of calculation (the "Calculation Date").

The GEC Plan

Interest

                                     In deferment                                  In possession

                        Projected     Discounted       Net rate       Increases      Discounted      Net rate
                           at             at                             of              at
"Basis 1" pension         4.0%           9.0%           4.81%           3.5%            8.0%           4.35%

"Basis 2" pension         0.0%           9.0%           9.00%           3.5%            8.0%           4.35%

"Basis 3" pension         8.0%           9.0%           0.93%           3.5%            8.0%           4.35%

The projection of pensions will be adjusted for the timing of increases.

Pensions which have arisen from transfers into the Plan will be projected at 3.5% and discounted at 9.0% (leading to a net rate of 5.31% per annum) over the period of deferment.

Benefits which do not attract the normal Plan increases of the lesser of 5% and the increase in the retail prices index will be valued by allowing for the appropriate rate of increase in possession.

Mortality

In deferment -      PA90 tables, rated down two years for both males and females.

In possession -     PA90 tables, rated down two years for both males and females.

Spouses' pensions - PA90 tables, rated down two years for both males and females.

Other decrements

Nil.

Spouses' benefits

Wives are assumed to be three years younger than their husbands and 90% of members are assumed to be married.

Further adjustment:

                                       The unit liability of all benefits within the Plan will be increased by a factor of
                                       1.05 if the member is aged less than 55
                                       at the time of transfer. For members aged greater than 55, an adjustment will be calculated according to age, interpolating between values of 1.05 for members aged 55 and 1.0 for members aged 65.

Adjustment to market value:

The actuarial value of the benefits will be adjusted to market value by multiplying by the following factors:

If age is less than (or precisely  :   4.25 divided by the yield on the FTSE
equal to) 55                           Actuaries All-Share Index on the first
                                       working day of the month in which the
                                       Calculation Date occurs.

If age is 65                       :   the lesser of

                                       (i) the value of a unit holding in a 15
                                       year stock with coupon of 8%, payable
                                       annually in arrears valued at the
                                       annualised yield on the FT-Actuaries
                                       Fixed Interest 15 Year Medium Coupon
                                       Index on the first working day of the
                                       month in which the Calculation Date
                                       occurs, and

                                       (ii) the value of a unit holding in a 15 year stock with coupon of 3.85%, payable annually in arrears valued at the annualised yield on the FT-Actuaries Index-Linked Over 5 years (5% inflation) Index on the first working day of the month in which the Calculation Date occurs.

If age is between 55 and 65        :   through linear interpolation, on the
                                       first working day of the month in which
                                       the Calculation Date occurs, according to age, by reference to the values at ages
                                       55 and 65.

In valuing benefits which are subject to fixed or no increases, (ii) above will be ignored.

Minimum value

The transfer value for any member will be not less than the member's accumulated contributions to The GEC Plan with credited interest to the Calculation Date.

Selected Benefit Scheme (SBS)

The transfer value for each member will be the retirement credits accumulated to the Calculation Date.

Aggregate transfer value

The aggregate transfer value before expenses for each member will be calculated as the highest value produced under Bases 1, 2 and 3 (as described in the April 1997 edition of The GEC Plan explanatory booklet) and the minimum value referred to above, together with any SBS retirement credits.

Expenses

A deduction for expenses will be made from the total of the aggregate transfer values on the attached scale.

Guarantee of basis

Transfer values are guaranteed for three months from the Calculation Date after which we would reserve the right to substitute a different basis.

Adjustment

The total transfer value net of expenses will be subject to interest between Calculation Date and payment date at Midland Bank base rate.

TRANSFER AGREEMENT

This letter will be subject to the consent of members concerned and to a formal agreement between the trustees of the respective pension schemes covering:

(i)   Quantification of the transfer values.

(ii)  Application of the transfer values.

(iii) Assurance regarding solvency of the Purchaser's pension scheme.

Yours faithfully,







Philip E Read
Director

                         Stanhope Pension Trust Limited

                  Expenses on transfer values paid and received

             Gross Value                             Expenses
       (pound)            (pound)       (pound)                                     (pound)

               0  Up to      20,000                   2.50% of gross value
Over      20,000  Up to      50,000         500  plus 2.00% on gross value over      20,000
Over      50,000  Up to     100,000       1,100  plus 1.50% on gross value over      50,000
Over     100,000  Up to     500,000       1,850  plus 1.25% on gross value over     100,000
Over     500,000  Up to   1,000,000       6,850  plus 1.00% on gross value over     500,000
Over   1,000,000  Up to   2,000,000      11,850  plus 0.80% on gross value over   1,000,000
Over   2,000,000  Up to   5,000,000      19,850  plus 0.60% on gross value over   2,000,000
Over   5,000,000  Up to  10,000,000      37,850  plus 0.40% on gross value over   5,000,000
Over  10,000,000  Up to  20,000,000      57,850  plus 0.20% on gross value over  10,000,000
Over  20,000,000  Up to  50,000,000      77,850  plus 0.08% on gross value over  20,000,000
Over  50,000,000  Up to 100,000,000     101,850  plus 0.03% on gross value over  50,000,000
Over 100,000,000                        116,850  plus 0.01% on gross value over 100,000,000

Note 1 For multiple transfers, total expenses will be allocated in the proportion that each transfer value bears to the aggregate transfer values.

     2 Expenses are deducted from that part of a transfer value not attributable to member's contributions and the balance of expenses, if any, from member's contributions including AVCs.

                                                  Appendix B

                          Form of Agreement and Option
                          ----------------------------

                          FORM OF AGREEMENT AND OPTION

From: [Merge 'NAME']
National Insurance No:    [Merge 'NINO']

To:  Trustee[s] of the [         Scheme]

     and

     Stanhope Pension Trust Limited (the Trustee of the G.E.C. 1972 Plan comprising The GEC Plan and Selected Benefit Scheme)

     I refer to the letters from Stanhope Pension Limited dated [      ] and the
[      Scheme] dated [        ].

PLEASE TICK ONE BOX ONLY TO SPECIFY YOUR REQUIREMENTS, AND SIGN AND DATE THIS FORM AND ENTER YOUR HOME ADDRESS.

[ ]  A    I request the Trustee of the G.E.C. 1972 Plan ("the Plan") to retain my rights to benefit under the Plan in respect of pensionable service
          to [         ].

[ ]  B    I have become a member of the [   Scheme] and I require the Trustee of
          the G.E.C. 1972 Plan ("the Plan") to transfer the value of all benefits which have accrued to or in respect of me under the Plan to the Trustee[s] of the [ Scheme] in accordance with the above letters.

[ ]  C    I wish to receive a Statement of Entitlement giving the transfer value available to a Personal Pension Scheme with...........................
          ......................................................................
          ......................................................................
          ......................................................................
          (insert name and address of pension provider)

I understand and acknowledge that following the making of a transfer to the
Trustee[s] of the [     Scheme] in accordance with option B above, neither I nor
any person claiming under or in respect of me (whether a spouse, dependant or otherwise) will have any entitlement under the G.E.C. 1972 Plan.

Signature: ......................................     Date:.....................
-------------------------------------------------     --------------------------

Home address:...................................................................
--------------------------------------------------------------------------------

 .................................................     Postcode:.................
-------------------------------------------------     --------------------------

PLEASE RETURN THIS TO [YOUR PERSONNEL DEPARTMENT] NO LATER THAN [              ]
--------------------------------------------------------------------------------

Issued by:        Special Projects Department,
------------------------------------------------
                  Stanhope Pension Trust Limited
                  PO Box 20
                  Lichfield Road,
                  Stafford ST17 4LN

                       Part 2 - U.S. Benefits Arrangements

1. Benefits. For 1 year following the Completion Date, the Purchaser shall maintain, or shall cause Plessey Inc. to maintain, compensation and employee benefit plans and arrangements for U.S. Employees Inc. who become employees of the Purchaser or any subsidiary (including Plessey Inc.) after the Completion Date ("Affected Employees") that are, in the aggregate, substantially equivalent to those provided under the compensation, employee benefit plans and arrangements maintained by the Purchaser or any subsidiary for similarly situated employees in the United States. Provided that the Purchaser or any subsidiary maintains such compensation and employee benefit plans and arrangements for Affected Employees, the Purchaser shall have the rights in the good faith exercise of its managerial discretion, (1) to make changes or cause changes to be made in compensation and employee benefit plans and arrangements, (2) to terminate employee benefit plans and arrangements and (3) to terminate the employment of any Affected Employee, such rights to be exercisable at any time including during the 1 year following the Completion Date. Further, during the one year period described above, the Purchaser shall maintain or cause Plessey Inc. to maintain health and dental insurance benefit plans and arrangements and severance plans for Affected Employees which are substantially equivalent to those benefits provided under such plans and arrangements maintained by Plessey Inc. prior to the Completion Date.

2. Accrued Vacation. The Purchaser shall be responsible for all vacation, holiday, sickness and personal days accrued by the Employees of Plessey Inc. as of the Completion Date.

3. Participation in Benefit Plans. Affected Employees shall be given credit for all service with Plessey Inc. (and any entity owned, directly or indirectly, twenty-five per cent. (25%) or more by GEC) under all severance plans, employee benefit plans and other benefit arrangements with respect to which the Affected Employees are or become participants after the Completion Date for purposes of eligibility and vesting to the same extent as if rendered to the Purchaser or any of its subsidiaries. The Purchaser shall cause to be waived any pre-existing condition limitation that might otherwise apply to an Affected Employee under any welfare plan with respect to which the Affected Employees are or become participants after the Completion Date. The Purchaser agrees to recognise (or cause to be recognised) the dollar amount of all expenses incurred by Affected Employees during the calendar year in which the Completion Date occurs for purposes of satisfying the calendar year deductibles and co-payments limitations for such year with respect to which the Affected Employees are or become participants after the Completion Date.

4. Participation in GEC's Employee Pension Benefit Plans. As of the Completion Date, Affected Employee's participation shall terminate in the GEC-USA Employees' Savings and Investment Plan ("GEC Savings Plan"). Affected Employees shall thereafter be entitled to the benefits which they have accrued as of the Completion Date, to the extent then vested, in accordance with the terms of the GEC Savings Plan. Prior to the Completion Date, GEC shall take any and all actions necessary to effect this termination of participation. The Purchaser shall pay, or cause Plessey Inc. to pay, to the trust which funds the GEC Savings Plan all contributions required to be paid to such trust for periods ending prior to or on the Completion Date in order for the plan to satisfy the requirements of Section 401 of the Internal Revenue Code of 1986 or to otherwise satisfy the terms of such plan, including but not limited to employee pre-tax and after-tax contributions, employer matching contributions, and any other employer contributions. The Purchaser shall also furnish to GEC or one of its affiliates after the Completion Date such information from the books and records of Plessey Inc. as may be reasonably requested by GEC or one of its subsidiaries with respect to the GEC Savings Plan.

5. Participation in GEC's Employee Welfare Benefit Plans. As of the Completion Date, the participation of Affected Employees, any former employee of Plessey Inc. who was not employed by Plessey Inc. on the Completion Date, or the dependants of any such Affected Employee or former employee (collectively hereinafter referred to as "Subsidiary Welfare Participants") in the GEC-USA Employees' Welfare Benefit Plan ("GEC Welfare Plan") shall terminate provided that:

     5.1 Except as otherwise provided by paragraph 5.2 below, the GEC Welfare Plan shall pay, in accordance with the terms of the plan, claims or expenses covered by the plan which are incurred prior to or on the Completion Date with respect to Subsidiary Welfare Participants. For this purpose, a life insurance claim is incurred on the date of death; a long-term disability claim is incurred on the date the employee's absence from work begins which qualifies the employee to receive long-term disability benefits; and medical and dental claims are incurred on the date the services are rendered.

     5.2 Notwithstanding sub-paragraph 5.1 above, the Purchaser shall satisfy, or cause Plessey Inc. to satisfy, long-term disability claims of Subsidiary Welfare Participants payable under the GEC Welfare Plan which are incurred prior to or on the Completion Date and with respect to which the payment of long-term disability benefits had not commenced as of 1 July, 1997.

     5.3 The Purchaser shall pay, or cause Plessey Inc. to pay, to the GEC-USA Employees' Welfare Benefit Trust ("GEC Welfare Trust") all amounts which are paid in accordance with past practice in the normal course of business by such trust by reason of medical, dental, and dependent care expenses of Subsidiary Welfare Participants and for which the GEC Welfare Trust has not received payment from Plessey Inc. as of the Completion Date.

     5.4 The Purchaser shall pay or cause Plessey Inc. to pay, to the GEC Welfare Trust all amounts which are paid in accordance with past practice in the normal course of business by such trust to provide stop-loss insurance with respect to medical expenses of the Subsidiary Welfare Participants and for which the GEC Welfare Trust has not received payment from Plessey Inc. as of the Completion Date.

     5.5 The Purchaser shall pay, or cause Plessey Inc. to pay, to the GEC Welfare Trust amounts which are charged to Plessey Inc. by the Greensboro Associates, Inc. ("GAI"), the plan administrator of the GEC Welfare Plan in accordance with past practice in the normal course of business, for life insurance and long-term disability coverage provided with respect to the Subsidiary Welfare Participants for periods ending on or prior to the Completion Date which have not been paid by Plessey Inc. as of the Completion Date.

     5.6 The Purchaser shall assume and satisfy the obligation of GEC, a direct or indirect subsidiary of GEC, or the GEC Welfare Plan to provide after the Completion Date continued medial and dental expense coverage with respect to the Subsidiary Welfare Participants which is required by Section 4980B of the Internal Revenue Code of 1986, Section 601 of the Employee Retirement Income Security Act of 1974, or the terms of the GEC Welfare Plan.

     5.7 Effective as of the Completion Date, any medical benefit contract maintained by Plessey Inc. and which does not cover employees of any other subsidiary of GEC, shall not be part of the GEC Welfare Plan and the Purchaser and Plessey Inc. shall pay and satisfy any amounts required to be paid under the terms of such contract. The Purchaser shall provide, or cause Plessey Inc. to provide, such information as may be reasonably requested by GAI in order to comply with governmental reporting requirements imposed on the GEC Welfare Plan for plan years including the Completion Date or plan years ending before the Completion Date.

6. The Purchaser shall pay, or cause Plessey Inc. to pay, to GAI amounts charged to Plessey Inc. in accordance with past practice in the normal course of business for administrative services rendered to Plessey Inc. with respect to the GEC Retirement Plan, the GEC Savings Plan, and the GEC Welfare Plan for periods ending on or prior to the Completion Date which have not been paid by Plessey Inc. as of the Completion Date.

7. The Purchaser will indemnify and hold harmless the Seller and the direct or indirect subsidiaries of GEC from and against damages, including attorney fees, arising from the failure of the Purchaser or Plessey Inc. to satisfy the obligations imposed on the Purchaser or Plessey Inc. under this part of this Schedule.

                                   Schedule 6:
                                  Tax Covenant

The Tax Covenant shall be in the form of the deed prepared by GEC's Solicitors which has (for the purposes of identification only) already been initialled by GEC's Solicitors and the Purchaser's Solicitors.

                                   Schedule 7:
                 Part A - Basic Information about the Companies

1.  Company Name:                             Plessey Semiconductors Limited

    Place of Incorporation/Registration:      England and Wales

    Registration Number:                      705031

    Date of Incorporation:                    5th October, 1961

    Registered Office:                        Cheney Manor
                                              Swindon
                                              Wiltshire SN2 2QW

    Share capital     -       authorised:     200,000,000 Ordinary Shares of
                                              (pound)1

                      -       issued:         21,200,000 Ordinary Shares of
                                              (pound)1

    Registered Shareholder(s):                The General Electric Company,
                                              p.l.c                  101,909,999

                                              Associated Electrical Industries
                                              Holdings Limited                 1

    Beneficial owner(s) of issued shares:     The General Electric Company,
                                              p.l.c.

    Subsidiaries or subsidiary undertakings:  Plessey France S.A.
                                              Plessey GmbH
                                              Plessey Semiconductors SpA
                                              Plessey Semiconductors Singapore
                                              Pte Limited
                                              GEC Plessey Semiconductors Japan
                                              Limited
                                              UK Cablevision Limited
                                              GEC Plessey Semiconductors
                                              Overseas Limited
                                              PSSY Semiconductors Svenska
                                              Aktiebolag

    Directors:                                Mr. T. Urwin
                                              Mr. A.P. Gallagher

    Secretary:                                Mr. A.K. Griffiths

2.  Company Name:                             GEC Plessey Semiconductors Inc.

    Place of Incorporation/Registration:      Delaware, U.S.A.

    Registration Number:                      FEI Number 94-2500132

    Date of Incorporation:                    2nd February, 1988

    Registered Office:                        Corporation Trust Centre,
                                              1209 Orange Street,
                                              Wilmington, Delaware 19801

    Share capital     -       authorised:     1,000 common shares of US$1

                      -       issued:         1,000 common shares of US$1

    Registered Shareholder(s):                GEC Inc

    Beneficial owner(s) of issued shares:     GEC Inc

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Tom Urwin, J.E. Hustein, P.A.
                                              Hoffman

    Secretary:                                Pat Hoffman

3.  Company Name:                             AEI Semiconductors Limited

    Place of Incorporation:                   England and Wales

    Registration Number:                      270190

    Date of Incorporation:                    12th November, 1932

    Registered Office:                        1 Stanhope Gate
                                              London  W1A 1EH

    Share capital     -       authorised:     100 Ordinary Shares of (pound)1

                      -       issued:         100 Ordinary Shares of (pound)1

    Registered Shareholder(s):                Associated Electrical Industries
                                              Holdings Limited                 1

                                              Associated Electrical Industries
                                              Limited                         99

    Beneficial owner(s) of issued shares:     Associated Electrical Industries
                                              Limited                        100

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Mr. A.P. Gallagher
                                              Mr. T. Urwin

    Secretary:                                Mr A.K. Griffiths

4   Company Name:                             Marconi Electronic Devices Limited

    Place of Incorporation/Registration:      England and Wales

    Registration Number:                      337403

    Date of Incorporation:                    2nd March 1938

    Registered Office:                        Cheney Manor
                                              Swindon
                                              Wiltshire SN2 2QW

    Share capital     -       authorised:     25,000,000 Ordinary Shares of
                                              (pound)1

                      -       issued:         25,000,000 Ordinary Shares of
                                              (pound)1

    Registered Shareholder(s):                The General Electric Company,
                                               p.l.c                  24,999,999

                                              Associated Electrical Industries
                                              Holdings Limited                 1

    Beneficial owner(s) of issued shares:     The General Electric Company,
                                              p.l.c.

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Mr. T. Urwin
                                              Mr. A.P. Gallagher

    Secretary:                                Mr. A.K. Griffiths

         Part B - Basic Information about Subsidiaries of the Companies

1.  Name of Subsidiary:                       UK Cablevision Limited

    Place of Incorporation/Registration:      England and Wales

    Registration Number:                      1652326

    Date of Incorporation:                    19th July 1982

    Registered Office:                        Cheney Manor
                                              Swindon
                                              Wiltshire SN2 2QW

    Share capital     -       authorised:     100 Ordinary Shares of (pound)1

                      -       issued:         2 Ordinary Shares of (pound)1

    Registered Shareholder(s):                Plessey Semiconductors Limited   1

                                              Associated Electrical Industries
                                              Holdings Limited                 1

    Beneficial owner(s) of issued shares:     Plessey Semiconductors Limited

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Mr. T. Urwin
                                              Mr. A.P. Gallagher

    Secretary:                                Mr. A.K. Griffiths

2.  Name of Subsidiary:                       Plessey France SA

    Place of Incorporation/Registration:      France

    Registration Number:                      R.C.S. Evry B 532 016 325

    Date of Incorporation:                    15th April, 1957

    Registered Office:                        Z.A. Courtaboeuf
                                              Miniparc - 6, avenue des Andes,
                                              Bat 2-B.P. 142
                                              91944 les Ulis Cedex A

    Share capital     -       issued:         FFR15,700,000 comprising 157,000
                                              shares of FFR100 each

    Registered Shareholder(s):                Plessey Semiconductors Limited
                                                                         156,994
                                              Susan Ferguson                1
                                              Philip Wright                 1
                                              Michael Buck                  1
                                              Didier Trin                   1
                                              Ernest Pusey                  1
                                              Tom Urwin                     1

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Michael Buck
                                              Didier Trin
                                              Philip Wright

    Secretary:                                None

3.  Name of Subsidiary:                       Plessey GmbH

    Place of Incorporation/Registration:      Germany

    Registration Number:                      Commercial Register of the Court
                                              of Munich no. 45677

    Date of Incorporation:                    3rd April, 1973

    Registered Office (seat):                 Grillparzerstrasse 16,
                                              81675 Munich, Germany

    Share capital     -                       DM450,000

    Registered Shareholder(s):                Plessey Semiconductors Limited

    Beneficial owner(s) of issued shares:     Plessey Semiconductors Limited

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Ernest Pusey
                                              Philip Wright

4.  Name of Subsidiary:                       Plessey Semiconductors SpA

    Place of Incorporation/Registration:      Italy

    Registration Number:                      Monza Register of Companies
                                              51515

    Date of Incorporation:                    1st March, 1991

    Registered Office:                        Via Fosse Ardeatine 4,
                                              20092 Cinisello Balsamo
                                              Milano

    Share capital     -       authorised:     ITL 2,700,000,000 comprising
                                              270,000 shares of ITL 10,000

                      -       issued:         ITL 2,700,000,000 comprising
                                              270,000 shares of ITL 10,000

    Registered Shareholder(s):                Plessey Semiconductors Limited
                                              270,000

    Beneficial owner(s) of issued shares:     Plessey Semiconductors Limited

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Michael Buck
                                              Ernest Pusey
                                              Philip Wright

    Secretary:                                None

5.  Name of Subsidiary:                       Plessey Semiconductors Singapore
                                              Pte Ltd

    Place of Incorporation/Registration:      Singapore

    Registration Number:                      198403047 H

    Date of Incorporation:                    17th August, 1984

    Registered Office:                        3 Tai Seng Drive,
                                              GEC Building,
                                              Singapore 535216

    Share capital     -       authorised:     S$200,000 comprising 200,000
                                              ordinary shares of S$1

                      -       issued:         S$200,000 comprising 200,000
                                              ordinary shares of S$1

    Registered Shareholder(s):                Plessey Semiconductors Limited

    Beneficial owner(s) of issued shares:     Plessey Semiconductors Limited

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                R. Ashman
                                              Teo Chwee Teck

    Secretary:                                Teo Chwee Teck

6.  Name of Subsidiary:                       PSSY Semiconductors Svenska
                                              Aktiebolag

    Place of Incorporation/Registration:      Stockholm, Sweden

    Registration Number:                      556537-8022

    Date of Incorporation:                    30th December 1996

    Registered Office:                        Box 7730
                                              103 95 Stockholm,
                                              Sweden

    Share capital     -       authorised:     SEK400,000

                      -       issued:         SEK100,000

    Registered Shareholder(s):                GEC Plessey Semiconductors
                                              Overseas Limited

    Beneficial owner(s) of issued shares:     Plessey Semiconductors Limited

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Ormonde Goldie
                                              (Ian Cooper, registration pending)

    Deputy Director:                          John Hane

7.  Name of Subsidiary:                       GEC Plessey Semiconductors
                                              Overseas Limited

    Place of Incorporation/Registration:      England and Wales

    Registration Number:                      464581

    Date of Incorporation:                    14th February 1949

    Registered Office:                        Cheney Manor
                                              Swindon
                                              Wiltshire SN2 2QW

    Share capital     -       authorised:     100 Ordinary Shares of (pound)1

                      -       issued:         2 Ordinary Shares of (pound)1

    Registered Shareholder(s):                Plessey Semiconductors Limited   1

                                              Associated Electrical Industries
                                              Holdings Limited                 1

    Beneficial owner(s) of issued shares:     Plessey Semiconductors Limited

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Mr. T. Urwin
                                              Mr. A.P. Gallagher

    Secretary:                                Mr. A.K. Griffiths

8.  Name of Subsidiary:                       GEC Plessey Semiconductors Japan
                                              Limited

    Place of Incorporation/Registration:      Japan

    Registration Number:                      n/a

    Date of Incorporation:                    31st July 1991

    Registered Office:                        CTS Kojimachi Building
                                              12 Kojimachi 2-chome
                                              Chiyoda-ku
                                              Tokyo

    Share capital     -       authorised:     800 shares of par value (Y)50,000
                                              each

                      -       issued:         200 shares of par value (Y)50,000
                                              each

    Registered Shareholder(s):                Plessey Semiconductors Limited

    Beneficial owner(s) of issued shares:     Plessey Semiconductors Limited

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Yoshitsugu Kudo
                                              (Representative Director)
                                              Ernest Pusey
                                              Patrick Carroll

    Secretary:                                Yoshiharu Kutsukawa
                                              (statutory auditor)

9.  Company Name:                             Marconi Electronic Devices SA

    Place of Incorporation/Registration:      France

    Registration Number:                      RCS Nanterre B 351 843 339

    Date of Incorporation:                    18th August, 1989

    Registered Office:                        2 Rue Henri Bergson,
                                              92600 Asnieres

    Share capital     -       issued:         FFR9,650,000 comprising
                                              96,500 shares of FFR100

    Registered Shareholder(s):                Plessey France SA    96,494
                                              Nigel Coulthard           1
                                              Anthony Gallagher         1
                                              Philip Wright             1
                                              Bernand Mercier           1
                                              Ernst Pusey               1
                                              Susan Ferguson            1

    Subsidiaries or subsidiary undertakings:  None

    Directors:                                Susan Ferguson
                                              Philip Wright
                                              Nigel Coulthard

    Secretary:

                                   Schedule 8
                                   ----------
                                Property Schedule

                               PART I - PROPERTIES



1.   FREEHOLD PROPERTIES WITH REGISTERED TITLE

====================================================================================================================================
Property                                      Title Number               Use                    Legal Owner         Beneficial Owner
------------------------------------------------------------------------------------------------------------------------------------
Sportsground at Hyde Road and Ermin Street,   WT139155                   Sportsground           Plessey             Plessey
Swindon, Wiltshire
====================================================================================================================================

2.        LEASEHOLD PROPERTIES WITH UNREGISTERED TITLE

====================================================================================================================================
                                Date of                                                                                     Current
Property                        Lease       Original Parties             Term           Current Rental       Current Use    Tenant
------------------------------------------------------------------------------------------------------------------------------------
Unit 1, Groundwell Industrial   4.8.1988    TSB Group Pension Trust      25 years from  (pound)82,000 p.a.   Factory        Plessey
Estate, Crompton Road,                      Limited (1)                  1.8.1983
Swindon, Wiltshire                          Plessey Properties
                                            Limited (2)
                                            The Plessey Company plc (3)
------------------------------------------------------------------------------------------------------------------------------------
Unit on ground and first        14.3.1996   Sun Alliance & London        15 years from  (pound)314,000 p.a.  Offices and    Plessey
floors of Cherry Orchard                    Assurance Company Limited    14.3.1996                           parking
North, Kembrey Park, Swindon,               (1) Plessey Semiconductors
Wiltshire and 5 parking spaces              Limited (2)
------------------------------------------------------------------------------------------------------------------------------------
69 parking spaces at Cherry     27.3.1997   Sun Alliance & London        From 27.3.1997 (pound)21,600 p.a.   Parking        Plessey
Orchard North, Kembrey                      Assurance Company            to 13.3.2011
Business Park, Swindon,                     Limited (1) Plessey
Wiltshire                                   Semiconductors Limited (2)
====================================================================================================================================

====================================================================================================================================
                                Date of                                                                                     Current
Property                        Lease       Original Parties             Term           Current Rental       Current Use    Tenant
------------------------------------------------------------------------------------------------------------------------------------
1st Floor, East Wing,           8.12.1995   The Royal London Mutual      5 years from   (pound)22,228 p.a    Offices and    Plessey
Terminal 4, 3B2 Complex,                    Insurance Society Ltd. (1)   8.12.1995                           parking
Stonehill Green, West Lea,                  Plessey Semiconductors (2)
Wiltshire
------------------------------------------------------------------------------------------------------------------------------------
Unit H2, Hanover Business       25.12.1975  Tyne Tunnel Trading Estate   24 years from  (pound)11,750 p.a.   Workshop       Marconi
Park, Altrincham, Cheshire                  Ltd. (1)                     29.9.1975
                                            GEC Elliott Traffic
                                            Automation Ltd. (2)
====================================================================================================================================


3.   ASSIGNED LEASES

====================================================================================================================================
Property                Date of     Original Parties       Term           Rental before       Date of     Legal Owner    Assignee
                        Lease                                             Assignment          Assignment
------------------------------------------------------------------------------------------------------------------------------------
Unit C, Wessex Road,    1.12.1972   Ravenseft Industrial   25 years from  (pound)34,400 p.a.  March 1987  Marconi        Vistek
Bourne End, Bucks                   Estates Limited (1)    29.9.1972      (as at review                                  Electronics
                                    G. Ney (UK)                           on 29.9.1987)                                  Limited
                                    Limited (2)
====================================================================================================================================

====================================================================================================================================
Property                Date of     Original Parties       Term           Rental before       Date of     Legal Owner    Assignee
                        Lease                                             Assignment          Assignment
------------------------------------------------------------------------------------------------------------------------------------
Factory and offices at  17.3.1979   Borough of Swindon     99 years from  (pound)0.05 p.a.    28.4.1995   Marconi        Semitron
Hargreaves Road,                    (1) Tectonic           12.3.1979                                                     Industries
Groundwell Industrial               Electronics Limited                                                                  Limited
Estate, Swindon                     (2)
------------------------------------------------------------------------------------------------------------------------------------
Car Park at Stockfield  29.1.1988   The North Western      5 years from   (pound)750 p.a.     2.3.1992    Plessey        Hevermill
Road, Oldham, Greater               Electricity Board (1)  27.3.1987                                      Semicondutors  Limited
Manchester                          Ferranti plc (2)                                                      Limited
====================================================================================================================================

                        PART II - CERTIFICATED PROPERTIES

4.   FREEHOLD CERTIFICATED PROPERTIES WITH REGISTERED TITLE

====================================================================================================================================
Property                                      Title Number       Use                    Legal Owner             Beneficial Owner
------------------------------------------------------------------------------------------------------------------------------------
107/108 Cheney Manor Industrial Estate,       WT137058           Factory and Offices    Plessey                 Plessey
Swindon, Wiltshire
------------------------------------------------------------------------------------------------------------------------------------
109 Cheney Manor Industrial Estate,           WY133655           Offices                Plessey                 Plessey
Swindon, Wiltshire
------------------------------------------------------------------------------------------------------------------------------------
Factory and Offices at Doddington Road,       LL16432            Factory and Offices    AEI
Lincoln, Lincolnshire
------------------------------------------------------------------------------------------------------------------------------------
Factory and Offices at Doddington Road,       LL29849            Factory and Offices    Marconi
Lincoln, Lincolnshire
------------------------------------------------------------------------------------------------------------------------------------
Factory and Offices adjacent to Tavistock     DN174695           Factory and Offices    Plessey                 Plessey
Road, Roborough, South Hams, Devon
------------------------------------------------------------------------------------------------------------------------------------
Land adjacent to Tamerton Road, Roborough,    DN278749           Field - lying fallow   U.K. Cablevision        U.K. Cablevision
South Hams, Devon                                                                       Limited                 Limited
====================================================================================================================================

5.   LEASEHOLD CERTIFICATED PROPERTIES WITH REGISTERED TITLE

====================================================================================================================================
Property                                      Title Number       Use                    Legal Owner             Beneficial Owner
------------------------------------------------------------------------------------------------------------------------------------
Factory at Tweedale Way, Oldham, Greater      GM423330           Factory                Plessey                 Plessey
Manchester
------------------------------------------------------------------------------------------------------------------------------------
106 Cheney Manor Industrial Estate,           WT114971           Offices/               Plessey                 Plessey
Swindon, Wiltshire                                               Workshops
------------------------------------------------------------------------------------------------------------------------------------
Factory and offices adjacent to Tavistock     DN176582           Factory and Offices    Plessey                 Plessey
Road, Roborough, South Hams, Devon
====================================================================================================================================

                           PART III - OVERSEAS OFFICES

====================================================================================================================================
Country       Address                      Use               Tenure         Tenant/Licensee           Details of lease or licence
------------------------------------------------------------------------------------------------------------------------------------
France        6 Avenue des Andes,          Offices           Leasehold      Plessey France S.A.       Term: 9 years from
              Courtabouf                                                                              25.2.1997
                                                                                                      Rent: FF213,000.00
                                                                                                      (indexed to INSEE
                                                                                                      construction index)
------------------------------------------------------------------------------------------------------------------------------------
France        26 Rue Augustin Fresnel,     Offices           Leasehold      GEC France S.A.           Letter in respect of one
              Chambrey Les Tours           and Factory                                                year lease extension to
                                                                                                      1.1.1999
------------------------------------------------------------------------------------------------------------------------------------
Germany       14/16 Grillparzerstrasse,    Offices and       Leasehold      Plessey GmbH              Term: 14.7.1997 to
              Munich                       Car Parking                      (represented              13.7.2007
                                                                            by Philip Wright)         Basic Rent: 14582,30 DM
                                                                                                      per month plus monthly
                                                                                                      ancillary costs and VAT at 15%
                                                                                                      Basic Rent increases by
                                                                                                      2.5% every year
====================================================================================================================================

====================================================================================================================================
Country       Address                      Use               Tenure         Tenant/Licensee           Details of lease or licence
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Italy         Cinisello Balsamo, Nr.       Offices           Leasehold      Plessey                   Term: 1.12.1995 to
              Milan                                                         Semiconductors            31.12.2001
                                                                            S.P.A.                    Rent: L 47 million p.a.
                                                                                                      plus expenses (subject to
                                                                                                      review)
------------------------------------------------------------------------------------------------------------------------------------
Japan         86.79 tsubo (286.91 m2) on    Offices.         Leasehold      GEC Plessey               Term from 1.7.1993 to
              4th Floor CTS Kojimachi                                       Semiconductors            30.6.1997
              Building Kojimachi 2-12                                       Japan Limited             Renewed to 30.6.1999
              Chiyoda-ku, Tokyo
------------------------------------------------------------------------------------------------------------------------------------
Korea         Cheon Woo Building, 736      Offices           Leasehold      GEC Plessey               Term: 1.11.1995 to
              Weoksam-Dong Kangnam-Ku,                                      Semiconductors            31.10.1997
              Seoul                                                         Overseas Limited          Rent: the lease is
                                                                                                      entered into on a Chonse
                                                                                                      (fully refundable
                                                                                                      security deposit) base
                                                                                                      without a rent The lease
                                                                                                      is being extended to
                                                                                                      31.10.1998

====================================================================================================================================

====================================================================================================================================
Country       Address                      Use               Tenure         Tenant/Licensee           Details of lease or licence
------------------------------------------------------------------------------------------------------------------------------------
Singapore                                  Offices
              No. 3 Tai Seng Drive,                          Licence        Plessey Semi conductors   Date: 16.1.1998
              Singapore 535216                                              Singapore Pte. Limited    Period: 6 months
                                                                                                      Fee: $15,193 plus General
                                                                                                      Sales Tax per month
------------------------------------------------------------------------------------------------------------------------------------
Taiwan        Worldwide House, 129-131     Offices and       Leasehold      Plessey Semiconductors    Term: 1.2.1997 to
              Min Sheng Road, Taipei       and Parking                      Taiwan                    31.1.2000 (with option to
                                                                                                      renew)
                                                                                                      Rent: from 1.2.1997 to
                                                                                                      31.1.1998
                                                                                                      NT$ 2,200 per ping per
                                                                                                      month
                                                                                                      Rent for parking space:
                                                                                                      NT$ 9,500 per month
                                                                                                      exclusive of VAT at 5%
------------------------------------------------------------------------------------------------------------------------------------
U.S.A.        Suite 355, City Block        Offices           Leasehold      GEC Plessey               Term : 5 years from
              8413, City of Dallas,                                         Semiconductors, Inc.      1.12.1994
              Dallas County, Texas                                                                    Basic Rent: $839.58 per
                                                                                                      month
====================================================================================================================================

====================================================================================================================================
Country       Address                      Use               Tenure         Tenant/Licensee           Details of lease or licence
------------------------------------------------------------------------------------------------------------------------------------
U.S.A.        Suite 1, First Floor, 2      Offices           Leasehold      Plessey Semiconductor     Term: 15.7.1990 to
              Dedham Place, Dedham,                                         Corporation               30.11.1999
              Massachusetts                                                                           Base Rent: $102,327 p.a.
------------------------------------------------------------------------------------------------------------------------------------
U.S.A.        Suite 830, 2600 Michelson,   General           Leasehold      Plessey Inc.              Term: 5 years from
              Irvine, California           Office                                                     1.11.1993
                                                                                                      Rent: $6,183.00 per month
------------------------------------------------------------------------------------------------------------------------------------
U.S.A.        Land located in the City     Any lawful        Leasehold      Ferranti                  Term: 13.3.1986 to
              of Scotts Valley, County     business or                      Interdesign Inc.          12.3.2001 (subject to
              of Santa Cruz, California    commercial                                                 option to extend)
                                           purpose                                                    Base Rent: $1,095,924
                                                                                                      p.a. subject to rental
                                                                                                      adjustment
------------------------------------------------------------------------------------------------------------------------------------
U.S.A.        Ground Floor, 1735           Sales and         Leasehold      Plessey Inc.              Term: From 1.2.1991 to
              Technology Drive, San        engineering for                                            14.5.2001
              Jose, California             a Semiconductor                                            Basic Rent: $13,741.39
                                           Company                                                    per month
====================================================================================================================================

                                   Schedule 9

                                     Part A

                        GEC Plessey Semiconductors Group
           Pro Forma Aggregated Balance Sheet as at 31 December 1997











                        GEC PLESSEY SEMICONDUCTORS GROUP
            PROFORMA AGGREGATED BALANCE SHEET AS AT 31 DECEMBER 1997



                                      ACTUAL          ADJUSTMENTS            DIVIDENDS                LOAN PAYMENTS
                                                                      ----------------------      ----------------------

                                                                        USA          FRANCE         UK             PSL &
                                                                                                   MEDL         CABLEVISION
(pound)000
Total Shareholders Equity              120,390             (1,329)        (11,976)    (363)
GEC Group Loans                         66,365                              6,886                  19,422            (92,673)

                               --------------- ------------------- -------------- ------------ ----------- -------------------
                                       186,755             (1,329)        (5,090)     (363)        19,422            (92,673)
                               =============== =================== ============== ============ =========== ===================
                                                                                                                          30
Fixed Assets at NBV                    169,715
Net Inventory                           39,313
Debtors & Prepaids - 3rd Party          35,085               (322)
GEC Group Trade Debtors                  1,962
Creditors                             (29,027)
GEC Group Trade Creditors                 (41)
Advances on Contracts                    (105)
Provisions                             (5,545)

                               --------------- ------------------- -------------- ------------ ----------- -------------------
CAPITAL EMPLOYED                       211,357               (322)                                                        30

Singapore and Japan Net Assets
at 31 March 1997                                               466
Tax                                    (4,998)             (1,473)
Notes Receivable                        4,593
Finance Leases                         (9,911)
Cash/(Bank Overdraft) - Net           (14,286)                            (5,090)        (363)     19,422            (92,703)
                               --------------- ------------------- -------------- ------------ ----------- -------------------
NET WORTH                              188,755             (1,329)        (5,090)        (363)     19,422            (92,673)
                               =============== =================== ============== ============ =========== ===================








                                                                          GROUP           PURCHASE     SALE OF
                                                                          TAXES          OF MEDSA      OLDHAM
                                                                        --------        ---------     -------



(pound)000
Total Shareholders Equity                                                   (117)         (1,010)       (2,900)
GEC Group Loans

                                                                     ------------- ---------------  ------------
                                                                            (117)         (1,010)       (2,900)
                                                                     ============= ===============  ============

Fixed Assets at NBV                                                                                     (7,300)
Net Inventory                                                                                           (3,700)
Debtors & Prepaids - 3rd Party                                                                            (300)
GEC Group Trade Debtors
Creditors                                                                                                  200
GEC Group Trade Creditors
Advances on Contracts
Provisions

                                                                     ------------- ---------------  ------------
CAPITAL EMPLOYED                                                                                       (11,100)

Singapore and Japan Net Assets
at 31 March 1997
Tax                                                                        (7,367)
Notes Receivable
Finance Leases
Cash/(Bank Overdraft) - Net                                                 7,250         (1,010)        8,200
                                                                     ------------- ---------------  ------------
NET WORTH                                                                   (117)         (1,010)       (2,900)
                                                                     ============= ===============  ============







                                                                      ISSUE OF
                                                                      SHARES          TOTAL
                                                                      --------        ------



(pound)000
Total Shareholders Equity                                              80,710         183,405
GEC Group Loans

                                                                 -------------  --------------
                                                                       80,710         183,405
                                                                 =============  ==============

Fixed Assets at NBV                                                                   162,445
Net Inventory                                                                          35,613
Debtors & Prepaids - 3rd Party                                                         34,463
GEC Group Trade Debtors                                                                 1,962
Creditors                                                                             (28,827)
GEC Group Trade Creditors                                                                 (41)
Advances on Contracts                                                                    (105)
Provisions                                                                             (5,545)

                                                                 -------------  --------------
CAPITAL EMPLOYED                                                                      199,965

Singapore and Japan Net Assets
at 31 March 1997                                                                          466
Tax                                                                                   (13,838)
Notes Receivable                                                                        4,593
Finance Leases                                                                         (9,911)
Cash/(Bank Overdraft) - Net                                           80,710            2,130
                                                                 -------------  --------------
NET WORTH                                                             80,710          183,405
                                                                 =============  ==============





Note:   No tax provision on results for 9 months to 31.12.97


                                     Part B
                                     ------
                              GPS Swindon Operation

                      STANDARD RECOVERY AS AT JANUARY 1998


Cost per hour at operation
--------------------------

                                            Labour           Overhead
Wafer fab
Implant                                      6.95             1.81
Stepper                                      6.95             0.27
Align                                        6.95             0.89
Etch                                         6.95             1.21
Strip                                        6.95             0.32
Diffusion                                    6.95             0.24
Silox                                        6.95             1.43
Epitaxy                                      6.95             2.81
PVCD                                         6.95             1.13
CVD                                          6.95             0.57
Par. test                                    6.95             3.34
General                                      6.95             0.76
MET                                          6.95             0.39
Oxide                                        6.95             0.45
Probe/Test
ATF                                          9.28            79.99
A310                                         9.28            52.33
A312                                         9.28            52.33
A360                                         9.28            37.03
A370                                         9.28            37.03
A530A                                        9.28            85.48
J283                                         9.28            52.33

Plymouth Std Recovery Rates FY97
--------------------------------

Recovery Rate per Hour
----------------------

                                       Labour       Overhead          Total
                                       ------       --------          -----
Fab 3                                   2.63          32.57           35.20
                                        ----          -----           -----
Fab 8
Photo                                   2.49         156.82          159.31
                                        ----         ------          ------
Diffusion                               1.91         107.46          109.37
                                        ----         ------          ------
Etch                                    1.34          76.58           77.92
                                        ----          -----           -----
Films                                   2.30         115.10          117.40
                                        ----         ------          ------
Implant                                 7.78         173.14          180.92
                                        ----         ------          ------
Backgrind                              11.26         272.56          283.82
                                       -----         ------          ------

Probe & Test
LTX (Synchro)                          10.00          98.00          108.00
                                       -----          -----          ------
Credence (LT1000's)                    10.00          67.00           77.00
                                       -----          -----           -----
Advantest                              10.00          72.00           82.00
                                       -----          -----           -----
A300's                                 10.00          67.00           77.00
                                       -----          -----           -----
J941                                   10.00          59.00           69.00
                                       -----          -----           -----

Lincoln Product Costing Rates - Major Processes
-----------------------------------------------

                                                Labour         Overhead
                                                ------         --------
Process                                       (pound)/hr      (pound)/hr
IC Fab:-
--------
Projection Litho                                 4.64            26.18
IC Etch                                          3.79            18.58
Stepper Litho                                   38.14           449.73
Diffusion                                        3.55            33.78
CVD                                              6.66            48.03
Sputter                                         33.94           407.15
Implant                                         11.62            73.74

Probe                                            1.57             0.83

Power Fab:-
-----------
BU Test                                         19.91            48.57
Metal                                            5.62            34.57
Diffusion                                        2.33            14.17
Photolith                                        3.76             9.16
Power Etch                                       5.92            12.08
Alloy                                            2.59            16.94
Bevel                                            9.20            28.51

IC Test:-
---------
SOS                                             13.14           116.51
Bulk                                             4.75            40.37
Burn-In/General                                  1.92             8.23

Power Test:-
------------
Power Device Assembly & Test                    10.29            25.11
IGBT Probe                                       3.46            11.38
IGBT Test & Module Assembly                     10.82            40.01

Board Systems                                    6.36            12.88

SIGNED on behalf of       )
The General Electric      )      /s/  G.D. Earle
Company, p.l.c. in the    )
presence of:              )

       /s/  R.R. Ogle



SIGNED on behalf of        )
Mitel Telecom Limited      )     /s/  Paul Butcher
by Paul Butcher            )
in the presence of:        )

       /s/  R.R. Ogle



SIGNED by Mitel            )
Corporation acting by      )
Donald McIntyre            )     /s/  J. Millard
and John Millard           )     /s/  D. McIntyre
under its authority        )
                           )